UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.      )

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☐	Soliciting Material Pursuant to §240.14a-12

CURAGEN CORPORATION

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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322 EAST MAIN STREET

BRANFORD, CONNECTICUT 06405

April 18, 2008

Dear Stockholder:

You are cordially invited to attend the 2008 Annual Meeting of Stockholders of CuraGen Corporation to be held at 10:00 a.m., local time, on Wednesday, May 21, 2008 at CuraGen’s principal executive offices, located at 322 East Main Street, Branford, Connecticut 06405.

At the 2008 Annual Meeting, you will be asked to elect three Class I Directors of the Company, each of whom will serve for a three-year term of office or until their successors are duly elected and qualified. You will also be asked to approve a proposal to increase the number of shares of common stock available for issuance under CuraGen’s 2007 Stock Incentive Plan. The Board of Directors recommends the approval of both of these proposals.

The Notice of Meeting and Proxy Statement on the following pages describe the matters to be presented at the Annual Meeting.

We hope you will be able to attend the 2008 Annual Meeting. Whether you plan to attend the Annual Meeting or not, it is important that your shares are represented. Therefore, you are urged to promptly mark, sign, date and return the enclosed proxy card in the postage-prepaid envelope enclosed for that purpose, or to vote by telephone or via the Internet, pursuant to the instructions in this Proxy Statement. This will ensure your proper representation at the Annual Meeting.

Sincerely,

Timothy M. Shannon, M.D.
President and Chief Executive Officer

YOUR VOTE IS IMPORTANT

PLEASE RETURN YOUR PROXY PROMPTLY.

CURAGEN CORPORATION

322 EAST MAIN STREET

BRANFORD, CONNECTICUT 06405

(203) 481-1104

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON

MAY 21, 2008

To the Stockholders of CuraGen Corporation:

The Annual Meeting of Stockholders of CuraGen Corporation, a Delaware corporation, will be held at 10:00 a.m., local time, on Wednesday, May 21, 2008 at CuraGen’s principal executive offices, located at 322 East Main Street, Branford, Connecticut 06405, for the following purposes:

1. To elect three Class I Directors to the Board of Directors, each to serve for a three-year term of office or until their successors are duly elected and qualified;

2. To approve a proposal to increase the number of shares of common stock available for issuance under CuraGen’s 2007 Stock Incentive Plan from 3,000,000 to 6,000,000 shares; and

3. To transact such other business as may properly come before the Annual Meeting and any adjournment or adjournments thereof.

These items of business are more fully described in the Proxy Statement accompanying this notice. Only stockholders of record at the close of business on March 24, 2008 are entitled to notice of, and to vote at, the Annual Meeting and any adjournment or adjournments thereof. A complete list of such stockholders will be open to the examination of any stockholder at our principal executive offices at 322 East Main Street, Branford, Connecticut 06405, during ordinary business hours, for a period of 10 days prior to the Annual Meeting as well as on the day of the Annual Meeting. The Annual Meeting may be adjourned from time to time without notice other than by announcement at the Annual Meeting. All stockholders are invited to attend the Annual Meeting in person.

WHETHER YOU PLAN TO ATTEND THE ANNUAL MEETING OR NOT, IT IS IMPORTANT THAT YOUR SHARES ARE REPRESENTED. THEREFORE, YOU ARE URGED TO PROMPTLY MARK, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD IN THE POSTAGE-PREPAID ENVELOPE ENCLOSED FOR THAT PURPOSE, OR TO VOTE BY TELEPHONE OR VIA THE INTERNET, PURSUANT TO THE INSTRUCTIONS IN THIS PROXY STATEMENT. ANY STOCKHOLDER ATTENDING THE ANNUAL MEETING MAY VOTE IN PERSON EVEN IF THE STOCKHOLDER HAS PREVIOUSLY RETURNED A PROXY.

By Order of the Board of Directors

Executive Vice President, General Counsel and Corporate Secretary

Branford, Connecticut

April 18, 2008

Our 2007 Annual Report accompanies the Proxy Statement.

CURAGEN CORPORATION

PROXY STATEMENT

CURAGEN CORPORATION

322 EAST MAIN STREET

BRANFORD, CONNECTICUT 06405

(203) 481-1104

PROXY STATEMENT

This Proxy Statement is furnished in connection with the solicitation by the Board of Directors (the “Board”) of CuraGen Corporation, a Delaware corporation (also referred to in this Proxy Statement as the “Company,” “CuraGen,” “we” or “us”), of proxies, in the accompanying form, to be used at the 2008 Annual Meeting of Stockholders to be held at 10:00 a.m., local time, on Wednesday, May 21, 2008 at the principal executive offices of the Company, located at 322 East Main Street, Branford, Connecticut 06405 and any adjournment or adjournments thereof (the “Meeting”). This Proxy Statement and the accompanying proxy card are being mailed on or about April 18, 2008 to all stockholders entitled to notice of, and to vote at, the Meeting.

Important Notice Regarding the Availability of Proxy Materials for

the Annual Meeting of Stockholders to be Held on May 21, 2008:

This proxy statement and the 2007 Annual Report to Stockholders are available for viewing, printing and downloading at www.curagen.com.

You may request a copy of the materials relating to our annual meetings of stockholders, including the proxy statement for the 2008 annual meeting and the 2007 Annual Report to Stockholders for the fiscal year ended at the website listed above or by sending an email to the Company at investors@curagen.com or by calling 1-888-436-6642.

Where the stockholder specifies a choice on the proxy card as to how his or her shares are to be voted on a particular matter, the shares will be voted accordingly. If not otherwise specified, the shares of our common stock represented by the proxies will be voted (i) FOR the election of the three nominees for Class I Directors to the Board, (ii) FOR the approval of an amendment to the 2007 Stock Incentive Plan to increase the maximum aggregate number of shares of our common stock available for issuance thereunder from 3,000,000 to 6,000,000 shares and (iii) at the discretion of the persons named in the enclosed form of proxy, on any other proposals which may properly come before the Meeting or any adjournment or adjournments thereof. Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by delivering to us a written notice of revocation or a duly executed proxy bearing a later date, or, in the case of a stockholder who has voted electronically via the Internet or by telephone, by submitting a later vote using the same methods. Any stockholder who has executed a proxy but is present at the Meeting, and who wishes to vote in person, may do so by revoking his or her proxy as described in the preceding sentence. Shares represented by valid proxies in the form enclosed, received in time for use at the Meeting and not revoked at or prior to the Meeting, will be voted at the Meeting. Attendance at the Meeting will not by itself constitute the revocation of a proxy.

The presence, in person or by proxy, of the holders of a majority of the outstanding shares of our common stock is necessary to constitute a quorum at the Meeting. The election of the Class I Directors will be determined by a plurality of the votes cast. For the approval of the increase in number of shares available for issuance under the 2007 Stock Incentive Plan, the affirmative vote of a majority of the shares present or represented by proxy and voted on the proposal is necessary for such approval.

Under applicable stock exchange rules, if you hold yours shares through a bank or brokerage firm and do not give instructions to your bank or brokerage firm, it will still be able to vote your shares with respect to certain “discretionary” items, but will not be allowed to vote your shares with respect to certain “non-discretionary” items. The election of directors is considered a discretionary item under applicable stock exchange rules. The approval of the amendment to the 2007 Stock Incentive Plan is a non-discretionary item. Accordingly, if you do not give instructions to your bank or brokerage firm with respect to proposal two, or if your bank or brokerage firm does not exercise its discretionary authority with respect to proposal one, your shares will be treated as “broker non-votes” on that particular matter. “Broker non-votes” are shares with respect to which a bank or brokerage firm does not receive voting instructions from the beneficial holder and does not have or exercise discretionary authority in voting on a proposal.

Abstentions are included in the shares present at the Meeting for purposes of determining whether a quorum is present, and are counted as a vote against for purposes of determining whether a proposal is approved. Broker non-votes are included in the determination of the number of shares represented at the Meeting for purposes of determining whether a quorum is present but are not counted for purposes of determining whether a proposal has been approved and thus have no effect on the outcome of any of the proposals presented at the Meeting.

The close of business on March 24, 2008 has been fixed as the record date for determining the stockholders entitled to notice of, and to vote at, the Meeting. As of the close of business on March 24, 2008, we had 57,814,097 shares of common stock outstanding and entitled to vote. Holders of common stock are entitled to one vote per share on all matters to be voted on by stockholders.

The cost of soliciting proxies, including expenses in connection with preparing and mailing this Proxy Statement, will be borne by us. In addition, we will reimburse brokerage firms and other persons representing beneficial owners of common stock for their expenses in forwarding proxy material to such beneficial owners. Solicitation of proxies by mail may be supplemented by telephone, telegram, telex and personal solicitation by our Directors, officers or employees. No additional compensation will be paid for such solicitation. In addition, we may request banks, brokers, and other custodians, nominees and fiduciaries to solicit customers of theirs who have our shares registered in the name of the nominee. We will reimburse any such persons for their reasonable out-of-pocket expenses.

Instead of submitting proxies by mail on the enclosed proxy card, stockholders have the option to submit their proxies or voting instructions electronically via the Internet or by telephone. Please note that there are separate arrangements for using the Internet and telephone depending on whether your shares are registered in our stock records in your name or in the name of a brokerage firm or bank. Stockholders, who own shares through a broker or bank, should check their proxy card or voting instructions forwarded by their broker, bank or other holder of record to see which options are available. The Internet and telephone voting procedures for submitting your proxy are designed to authenticate stockholders’ identities, to allow stockholders to have their shares voted and to confirm that their instructions have been properly recorded. Stockholders submitting proxies or voting instructions via the Internet should understand that there may be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies that would be borne by the stockholder.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS

The following table sets forth information regarding beneficial ownership of our common stock as of March 24, 2008 by:

•

each person, or group of affiliated persons, known to us to be the beneficial owner of more than 5% of the outstanding shares of our common stock as of such date based on currently available Schedules 13D and 13G filed with the Securities and Exchange Commission or the SEC;

•	each of our Directors (which includes all nominees);

•

our chief executive officer, our former chief executive officer, our chief financial officer, our former chief financial officer, and the other most highly compensated executive officers during our fiscal year ended December 31, 2007, whom we refer to in this proxy as the Named Executives; and

•	all of our Directors and executive officers as a group.

The number of shares of common stock beneficially owned by each person or entity is determined in accordance with the applicable rules of the SEC and includes shares of our common stock over which such individual has voting or investment power with respect to shares of our common stock. The information is not necessarily indicative of beneficial ownership for any other purpose. Shares of our common stock issuable under option awards exercisable on or before May 23, 2008 are deemed beneficially owned for computing the percentage ownership of the person holding the options, but are not deemed outstanding for computing the percentage ownership of any other person. Unless otherwise indicated, to our knowledge, all persons named in the table have sole voting and investment power with respect to their shares of common stock, except to the extent authority is shared by spouses under community property laws where applicable. Unless otherwise indicated, the address of all Directors and executive officers is c/o CuraGen Corporation, 322 East Main Street, Branford, Connecticut 06405. The inclusion of any shares deemed beneficially owned in this table does not constitute an admission of beneficial ownership of those shares.

There were, as of March 24, 2008, approximately 222 stockholders of record of our common stock and, according to our estimates, 7,870 beneficial owners of our common stock.

Name and Address	Number of Shares Beneficially Owned		Percentage of Shares Beneficially Owned (1)
Holders of more than 5% of our common stock
Renaissance Technologies LLC James H. Simons 800 Third Avenue New York, New York 10022	4,248,446	(2)	7.3%
A. Alex Porter Paul Orlin Geoffrey Hulme Jonathan W. Friedland 666 5th Avenue, 34th Floor New York, NY 10103	3,481,772	(3)	6.0%
Bayer AGD 51368 Leverkeusen Federal Republic of Germany	3,112,482	(4)	5.4%
Dimensional Fund Advisors Inc 1299 Ocean Avenue, 11th Floor Santa Monica, CA 90401	3,093,823	(5)	5.4%
Amici Capital LLC 666 5th Avenue, 34th Floor New York, NY 10103	2,981,772	(6)	5.2%
Directors (which includes all nominees) and Named Executives
Sean A. Cassidy	50,000	(7)	*
Paul M. Finigan	468,310	(8)	*
Timothy M. Shannon, M.D.	846,541	(9)	1.5%
Elizabeth A. Whayland	273,835	(10)	*
David M. Wurzer	743,827	(11)	1.3%
Frank M. Armstrong, M.D.	701,590	(12)	1.2%
Vincent T. DeVita, Jr., M.D.	160,000	(13)	*
John H. Forsgren	170,000	(14)	*
James J. Noble, M.A., F.C.A.	70,000	(15)	*
Robert E. Patricelli, J.D.	540,088	(16)	*
Patrick J. Zenner	219,000	(17)	*
All Current Directors and executive officers as a group (9 persons)	3,225,529	(18)	5.4%

*	Less than 1% of our outstanding common stock.
(1)	Applicable percentage of ownership for each holder is based on 57,814,097 shares of common stock outstanding on March 24, 2008, plus any common stock equivalents and presently exercisable stock options or warrants held by each such holder, and stock options or warrants held by each such holder which will become exercisable as of May 23, 2008.
(2)	Information is based on a Schedule 13G dated February 13, 2008 as filed with the SEC. Renaissance Technologies LLC, in its capacity as investment adviser, and James H. Simons may be deemed to each beneficially own 4,248,446 shares of common stock, which shares are held of record by clients of Renaissance Technologies LLC. Renaissance Technologies LLC and James H. Simons report that they each have the sole power to vote or direct the vote of 4,210,424 shares of common stock and sole power to dispose or direct the disposition of 4,248,446 shares of common stock.
(3)

Information is based on a Schedule 13G/A (Amendment No. 3) dated February 14, 2008 as filed with the SEC. Each of A. Alex Porter, Paul Orlin, Geoffrey Hulme and Jonathan W. Friedland beneficially own 3,481,772 shares of common stock. Each of A. Alex Porter, Paul Orlin, Geoffrey Hulme and Jonathan

W. Friedland reports that he has shared power to vote or direct the vote and shared power to dispose or direct the disposition of 3,481,772 shares of common stock.
(4)	Information is based on a Schedule 13G dated February 26, 2001 as filed with the SEC. Bayer AG beneficially owns 3,112,482 shares of common stock. Bayer AG reports that it has sole power to vote or direct the vote and sole power to dispose or direct the disposition of 3,112,482 shares of common stock.
(5)	Information is based on a Schedule 13G/A (Amendment No. 3) dated February 6, 2008 as filed with the SEC. Dimensional Fund Advisors Inc., in its capacity as investment adviser, may be deemed to beneficially own 3,093,823 shares of common stock, which shares are held of record by clients of Dimensional Fund Advisors Inc. Dimensional Fund Advisors Inc. reports that it has sole power to vote or direct the vote and sole power to dispose or direct the disposition of 3,093,823 shares of common stock.
(6)	Information is based on a Schedule 13G dated February 14, 2008 as filed with the SEC. Amici Capital LLC, in its capacity as investment adviser, may be deemed to beneficially own 2,981,772 shares of common stock, which shares are held of record by clients of Amici Capital LLC. Amici Capital LLC reports that it has sole power to vote or direct the vote of 2,981,772 shares of common stock and sole power to dispose or direct the disposition of 2,981,772 shares of common stock.
(7)	Consists of 50,000 shares of restricted stock held.
(8)	Includes 87,500 shares of common stock underlying options which are or may be exercisable as of March 24, 2008 or 60 days after such date and 338,750 shares of restricted stock held.
(9)	Includes 342,174 shares of common stock underlying options which are or may be exercisable as of March 24, 2008 or 60 days after such date and 291,740 shares of restricted stock held.
(10)	Includes 115,787 shares of common stock underlying options which are or may be exercisable as of March 24, 2008 or until April 1, 2008 (90 days after date of termination).
(11)	Includes 197,336 shares of common stock underlying options which are or may be exercisable as of March 24, 2008 or 60 days after such date and 238,530 shares of restricted stock held
(12)	Includes 292,000 shares of common stock underlying options which are or may be exercisable as of March 24, 2008 or 60 days after such date and 329,190 shares of restricted stock held.
(13)	Includes 130,000 shares of common stock underlying options which are or may be exercisable as of March 24, 2008 or 60 days after such date.
(14)	Includes 165,000 shares of common stock underlying options which are or may be exercisable as of March 24, 2008 or 60 days after such date.
(15)	Includes 50,000 shares of common stock underlying options which are or may be exercisable as of March 24, 2008 or 60 days after such date.
(16)	Includes 175,438 shares of common stock underlying options which are or may be exercisable as of March 24, 2008 or 60 days after such date.
(17)	Includes 209,000 shares of common stock underlying options which are or may be exercisable as of March 24, 2008 or 60 days after such date.
(18)	See footnotes 7, 8, 9, and 12.

Equity Compensation Plan Information

The following table sets forth information about the securities authorized for issuance under our equity compensation plans as of December 31, 2007:

Plan Category	(a) Number of Securities To Be Issued Upon Exercise of Outstanding Options, Warrants and Rights	(b) Weighted- Average Exercise Price of Outstanding Options, Warrants and Rights	(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Equity Compensation Plans Approved by Stockholders (1) (2) (3)	4,414,467	$5.45	5,623,170
Equity Compensation Plans Not Approved by Stockholders	—	—	—

(1)	These plans consist of the Company’s 1993 Stock Option and Incentive Award Plan, the 1997 Employee, Director and Consultant Stock Plan and the 2007 Stock Incentive Plan.
(2)	Effective October 1997, upon a resolution by the Board, the Company has not granted any further options under the 1993 Stock Option and Incentive Award Plan.
(3)	With respect to the 2007 Stock Incentive Plan, this table excludes the 3,000,000 shares that would be available for issuance if the proposal set forth herein to approve the increase in the maximum number of shares available for issuance under the 2007 Stock Incentive Plan were approved at the Meeting. Future grants of shares under the 2007 Stock Incentive Plan may be issued in the form of stock options, restricted stock, stock appreciation rights, restricted stock units, and other stock-based awards.

PROPOSAL ONE—ELECTION OF DIRECTORS

We have three classes of Directors, currently consisting of three Class I Directors, two Class II Directors and two Class III Directors. At each annual meeting, Directors are elected for a full term of three years to succeed those whose terms are expiring. The terms of the three classes are staggered in a manner so that only one class is elected by stockholders annually. John H. Forsgren, James J. Noble, and Robert E. Patricelli are currently serving as Class I Directors; Frank M. Armstrong and Vincent T. DeVita, Jr. are currently serving as Class II Directors; and Timothy M. Shannon and Patrick J. Zenner and are currently serving as Class III Directors.

On April 13, 2007, Jonathan M. Rothberg, who served as Chairman of the Board until May 2005, resigned as a member of the Board.

On September 25, 2007, David R. Ebsworth, who served on the Board of Directors for approximately five and a half years as a Class III Director, resigned to pursue other opportunities.

On September 19, 2007, Frank M. Armstrong, M.D., resigned his position as the Company’s President and Chief Executive Officer and assumed the position of Special Advisor to the Board of Directors until December 31, 2007. Dr. Armstrong’s severance agreement provides that he will serve as a non-employee member of the Company’s Board of Directors from January 2008 through the date of the Company’s Annual Meeting of Stockholders in May 2008, or such earlier date as may be agreed to by Dr. Armstrong and the Company. Dr. Armstrong will not stand for re-election.

If all three Class I Directors are elected at the Annual Meeting, we anticipate that James J. Noble will become a Class II Director so that all three classes will contain two Directors. The two remaining Class I Directors elected this year will serve as members of our Board until the 2011 annual meeting of stockholders, or until their respective successors are elected and qualified.

The nominees have indicated their willingness to continue to serve if elected. However, if any Director nominee should be unable to serve, the shares of common stock represented by proxies may be voted for a substitute nominee designated by our Board. Our Board has no reason to believe that the nominees will be unable to serve if elected. Shares represented by all proxies received by the Board and not marked as withholding authority to vote for the nominated Class I Director nominees will be voted FOR the election of the Class I Director nominees, unless the nominees are unable or unwilling to serve. The affirmative Class I Director vote of a plurality of the shares present, in person or by proxy, and voted on the election of Directors is required to elect the nominees to the Board.

The current members of our Board are as follows:

Director	Age	Positions	Director Since
Frank M. Armstrong, M.D.	51	Director	2005

Vincent T. DeVita, Jr., M.D.	73	Director	1995

John H. Forsgren	61	Director	2002

James J. Noble, M.A., F.C.A.	48	Director	2007

Robert E. Patricelli, J.D.	68	Non-Executive Chairman of the Board	1997

Timothy M. Shannon, M.D.	49	President, Chief Executive Officer, and Director	2007

Patrick J. Zenner	61	Director	2002

Set forth below for each of our Directors, including the Class I Director nominees, is information as of March 24, 2008 with respect to each Director’s (a) name, (b) positions and offices, (c) principal occupation and business experience during at least the past five years, (d) directorships, if any, of other publicly-held companies and (e) the year such person became a member of our Board.

Nominees for Re-election at this Annual Meeting (Class I)

John H. Forsgren has been one of our Directors since 2002. Since 2004, Mr. Forsgren has been self-employed as an advisor to various companies. He is the retired Vice Chairman of the Board, Executive Vice President and Chief Financial Officer of Northeast Utilities System, positions he held from 1996 to 2004. From 1995 to 1996, he was Managing Director of Corporate Finance of Chase Manhattan Bank. From 1986 to 1990, Mr. Forsgren served as Vice President-Treasurer of The Walt Disney Company and from 1990 to 1994 he was Senior Vice President and Chief Financial Officer of Euro-Disney. He also currently serves as a Director of Trident Resources, Inc., the Phoenix Companies and as a member of the Board of Regents of Georgetown University. Mr. Forsgren received his B.A. from Georgetown University, his M.B.A. from Columbia University and his M.S. from the University of Geneva (Switzerland).

James J. Noble, M.A., F.C.A. has been one of our Directors since 2007. Since 2006, Mr. Noble has been self-employed as an advisor to various companies. Mr. Noble served as the Chief Executive Officer of Avidex, Ltd. from 2000 until its acquisition in September 2006 by MediGene AG, a listed German company. Mr. Noble joined the Supervisory Board of Medigene AG at its General Meeting in May 2007. He also currently serves as a Director of GW Pharmaceuticals PLC, and as a Non-Executive Director of Evolve Capital PLC and Axellis Limited. Mr. Noble received his Modern Languages degree from Oxford University.

Robert E. Patricelli, J.D. has been one of our Directors since 1997 and served as Lead Director from 2002 until his appointment as Non-Executive Chairman of the Board of the Company in March 2006. Currently, he serves as the Chairman and Chief Executive Officer of Women’s Health USA, Inc., a position he has held since 1997, and as Chairman and Chief Executive Officer of Evolution Benefits, Inc., a position he has held since 2000. From 1987 to 1997, Mr. Patricelli served as Chairman, President and Chief Executive Officer of Value Health, Inc. He also currently serves as a Trustee of Northeast Utilities. Mr. Patricelli received his B.A. from Wesleyan University and his J.D. from Harvard Law School.

Director with Term Expiring at the 2009 Annual Meeting (Class II)

Vincent T. DeVita, Jr., M.D. has been one of our Directors since 1995. Currently, he serves as Chairman of the Yale Cancer Center Advisory Board, a position he has held since July 2003. In addition, Dr. DeVita is the Amy and Joseph Perella Professor of Medicine at the Yale Cancer Center, a position he assumed in 2004. From 1993 to June 2003, Dr. DeVita served as Director of the Yale University Comprehensive Cancer Center. From 1988 to 1993, Dr. DeVita served as Physician-in-Chief of the Memorial Sloane-Kettering Cancer Center. From 1980 to 1988, he served as Director of the National Cancer Institute. Dr. DeVita received his B.S. from the College of William and Mary and his M.D. from the George Washington University School of Medicine.

Directors with terms Expiring at the 2010 Annual Meeting (Class III)

Patrick J. Zenner has been one of our Directors since 2002 and served as Interim Chief Executive Officer and Chairman of the Board of the Company from May 2005 until March 2006. Since 2001, Mr. Zenner has been self-employed as an advisor to biotechnology and pharmaceutical companies. From 1993 to 2001, Mr. Zenner served as the President and Chief Executive Officer of Hoffmann-La Roche, Inc. Mr. Zenner served in various other capacities with Hoffman-La Roche since 1969, including Senior Vice President of its pharmaceutical division from 1992 to 1993, as Head of International Pharmaceutical Marketing from 1988 to 1992 and as Vice President and General Manager of Roche Laboratories from 1982 to 1988. Mr. Zenner is currently a Director of Arqule, Inc., EXACT Sciences, Inc., Sciele Pharma, Inc., Geron Corporation, West Pharmaceutical Services and Xoma Ltd and is currently serving as Interim Chief Executive Officer of EXACT Sciences. Mr. Zenner holds a B.S.B.A. from Creighton University where he serves on the Board, and an M.B.A. from Fairleigh Dickinson University where he currently serves as Chairman of the Board.

Timothy M. Shannon, M.D. has been one of our Directors since his appointment as President and Chief Executive Officer in September 2007. From January 2004, Dr. Shannon served as our Executive Vice President and Chief Medical Officer, until his promotion to President and Chief Executive Officer in September 2007. From September 2002 until December 2003, Dr. Shannon served as our Senior Vice President of Research and Development. Prior to joining us, Dr. Shannon worked in positions of increasing responsibility for Bayer’s Pharmaceutical Business Group, where his last position was Head and Senior Vice President of Global Medical Development. Dr. Shannon earned his B.A. in Chemistry from Amherst College and his M.D. from the University of Connecticut School of Medicine.

No Director or executive officer is related by blood, marriage or adoption to any other Director or executive officer. No arrangements or understandings exist between any Director or person nominated for election as a Director and any other person pursuant to which such person is to be selected as a Director or nominee for election as a Director.

OUR BOARD RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH OF MR. FORSGREN, MR. NOBLE, AND MR. PATRICELLI AS CLASS I DIRECTORS.

CORPORATE GOVERNANCE

General

We believe that good corporate governance is important to ensure that we are managed for the long-term benefit of our stockholders. During the past year, we have continued to review our corporate governance policies and practices and to compare them to those suggested by various authorities in corporate governance and the practices of other public companies. We have also continued to review the provisions of the Sarbanes-Oxley Act of 2002, the new and proposed rules of the SEC and the listing standards of the NASDAQ Global Market.

This section describes key corporate governance guidelines and practices that we have adopted. You can access our current committee charters, Corporate Governance Guidelines, Code of Ethics, and Code of Conduct in the “Corporate Governance” section of our website located at www.curagen.com or by writing to: Corporate Secretary, c/o CuraGen Corporation, 322 East Main Street, Branford, Connecticut 06405.

Corporate Governance Guidelines

The Board adopted corporate governance guidelines to assist the Board in the exercise of its duties and responsibilities and to serve our best interests and the best interests of our stockholders. These guidelines, which provide a framework for the conduct of the Board’s business, include that the following:

•	the principal responsibility of the Directors is to oversee the management of CuraGen;

•	a majority of the members of the Board shall be independent Directors;

•	the independent Directors meet regularly in executive session;

•	Directors have full and free access to management and, as necessary and appropriate, independent advisors; and

•	at least annually, the Board and its committees will conduct a self-evaluation to determine whether they are functioning effectively.

Board Determination of Independence

Under applicable NASDAQ rules, a Director will only qualify as an “independent director” if, in the opinion of our Board, that person does not have a relationship which would interfere with the exercise of independent judgment in carrying out the responsibilities of a Director. Our Board has determined that none of: Vincent T. DeVita, Jr., M.D.; John H. Forsgren; James J. Noble, M.A., F.C.A.; Robert E. Patricelli, J.D. and Patrick J. Zenner, who comprise our Audit, Compensation and Nominating and Governance Committees, has a relationship which would interfere with the exercise of independent judgment in carrying out the responsibilities of a Director and that each of these Directors is “independent” as that term is defined under Rule 4200(a)(15) of the NASDAQ Marketplace Rules. Our Board reached a similar determination with respect to David R. Ebsworth, who served as a director from 2002 until September 2007.

In determining the independence of the Directors listed above, our Board considered each of the transactions discussed in Certain Relationships and Related Transactions set forth elsewhere in this Proxy Statement.

Board Meetings and Attendance

Our Board currently consists of: Frank M. Armstrong, M.D.; Vincent T. DeVita, Jr., M.D.; John H. Forsgren; James J. Noble, M.A., F.C.A.; Robert E. Patricelli, J.D.;Timothy M. Shannon, M.D., and Patrick J. Zenner. Mr. Patricelli has served as Non-Executive Chairman of the Board since March 2006.

There were 15 meetings of the Board during 2007. Each Director attended at least 75% of the aggregate of all meetings of the Board held during the period in which he served as a Director and the total number of meetings held by the committee on which he served during the period, if applicable.

Director Attendance at Annual Meeting of Stockholders

Our Board has adopted a policy under which each Director is expected to attend the Annual Meeting of Stockholders in order to hear directly any stockholder comments. All Directors attended the 2007 Annual Meeting of Stockholders.

Committees of the Board of Directors

Our Board has established three standing committees—Audit, Compensation, and Nominating and Governance—each of which operates under a charter that has been approved by our Board. Current copies of each committee’s charter are posted on the Corporate Governance section of our website located at www.curagen.com.

Our Board has determined that all of the members of each of the Board’s three standing committees are independent as defined under NASDAQ Marketplace Rules, including, in the case of all members of the Audit Committee, the independence requirements contemplated by Rule 10A-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Audit Committee of the Board of Directors

The Audit Committee was established in 1997 and currently consists of John H. Forsgren, who serves as Chairman, James J. Noble, who serves as Vice Chairman, and Vincent T. DeVita, Jr. The Audit Committee currently acts under a charter that was adopted and approved in 2000 and that was amended and restated in January 2007. The Audit Committee held six meetings in 2007. Our Audit Committee’s responsibilities include:

•	appointing, approving the compensation and assessing the independence of, our independent registered public accounting firm;

•	overseeing the work of our independent registered public accounting firm, including through the receipt and consideration of certain reports from the independent registered public accounting firm;

•	reviewing and discussing with management and the independent registered public accounting firm our annual and quarterly consolidated financial statements and related disclosures;

•	monitoring our internal control over financial reporting, disclosure controls and procedures and code of business conduct and ethics;

•	discussing our risk management policies;

•	establishing procedures for the receipt and retention of accounting-related complaints and concerns;

•	meeting independently with our independent registered public accounting firm and management;

•	reviewing and approving or ratifying any related person transaction; and

•	preparing the audit committee report required by SEC rules (which is included on page 37 of this Proxy Statement).

Our Board has determined that Mr. Forsgren is an “audit committee financial expert” as defined by applicable SEC rules.

Compensation Committee of the Board of Directors

The Compensation Committee was established in 1997 and currently consists of Patrick J. Zenner, who serves as Chairman, and Robert E. Patricelli. David R. Ebsworth served as Compensation Committee Chairman from January 2007 until his resignation in September 2007. The Compensation Committee currently acts under a charter adopted and approved in 2003 and that was amended and restated in March 2007. The Compensation Committee held ten meetings in 2007. The primary responsibilities of the Compensation Committee include approving salaries and incentive compensation for our executive officers and administering our stock option plans. In addition, our Compensation Committee has the following principal duties:

•	annually reviewing and approving corporate goals and objectives relevant to the Chief Executive Officer’s compensation;

•	determining the Chief Executive Officer’s compensation;

•	reviewing and approving, or making recommendations to the Board with respect to the compensation of our other executive officers;

•	overseeing an evaluation of our senior executives;

•	overseeing and administering our cash and equity incentive plans;

•	reviewing and making recommendations to the Board with respect to Director compensation;

•	reviewing and discussing annually with management our “Compensation Discussion and Analysis”, which is included beginning on page 21 of this Proxy Statement; and

•	preparing the report of the compensation committee required by SEC rules (which is included on page 36 of this Proxy Statement).

The processes and procedures followed by our Compensation Committee in considering and determining executive and Director compensation are described below under the heading “Executive and Director Compensation Processes.”

Nominating and Governance Committee of the Board of Directors

The Nominating and Governance Committee was established in 2002 and currently consists of Robert E. Patricelli, who serves as Chairman, Vincent T. DeVita, Jr., who serves as Vice Chairman, John H. Forsgren, James J. Noble, and Patrick J. Zenner. David R. Ebsworth served on the Nominating and Governance Committee until his resignation in September 2007. The Nominating and Governance Committee currently acts under a charter adopted and approved in 2003 and that was amended and restated in January 2007. The Nominating and Governance Committee held two meetings in 2007. The responsibilities of the Nominating and Governance Committee include:

•	identifying and recommending nominees for election as Directors and to each of the committees of the Board of Directors;

•	reviewing and making recommendations to the Board with respect to management succession planning;

•	reviewing and assessing the adequacy of our corporate governance guidelines and recommending any proposed changes to our Board; and

•	overseeing an annual evaluation of the Board.

The processes and procedures followed by the Nominating and Governance Committee in identifying and evaluating Director candidates are described below under the heading “Director Nomination Process.”

Executive and Director Compensation Processes

The Compensation Committee has implemented an annual performance review program for our executives, under which annual performance goals are determined and set forth in writing at the beginning of each calendar year for our company as a whole, each corporate department and each executive. Annual corporate goals are proposed by management and approved by the Board at the beginning of each calendar year for the current year. These corporate goals target the achievement of specific corporate milestones. If corporate goals change during the year, the revised goals are communicated to the executive officers and reflected in the performance evaluations at the end of the year. Annual department and individual goals focus on contributions that facilitate the achievement of the corporate goals and are also set at the beginning of each calendar year. Department goals are proposed by each department head and approved by the executive officer responsible for the department. Individual goals are proposed by each executive and approved by the Chief Executive Officer. The Chief Executive Officer’s goals are approved by the Compensation Committee. Annual salary increases and annual equity and non-equity awards granted to our executives are tied to the achievement of these corporate, department, and individual performance goals.

At the last Compensation Committee meeting of each calendar year, the Compensation Committee evaluates corporate performance against the written goals for the recently completed year. Each executive’s evaluation begins with an optional written self-assessment, which is submitted to the Chief Executive Officer. The Chief Executive Officer then prepares a written evaluation of the executive officers, based on their self-assessments, if applicable, and prepares his own self-evaluation. This process leads to a recommendation by the Chief Executive Officer for annual executive salary increases, annual option award and/or stock award and bonuses, if any, which is then reviewed and approved by the Compensation Committee at the first Compensation Committee meeting for the following year. In the case of the Chief Executive Officer, his self-evaluation is reviewed by the Compensation Committee, discussed in executive session, and approved by the Board, which determines his compensation changes and awards.

The Compensation Committee periodically reviews and makes recommendations to the Board with respect to Director compensation.

The Compensation Committee has the authority to retain compensation consultants and other outside advisors to assist in the evaluation of executive officer compensation. During 2007, the Compensation Committee requested assistance as needed from Aon/Radford Consulting to conduct an analysis of compensation for the Chief Executive Officer as well as Long-Term Incentive valuation study for all of our employees. These studies were initiated in order for the Compensation Committee to better understand whether we were in line with other companies of similar market cap and business model.

Director Nomination Process

The process followed by our Nominating and Governance Committee to identify and evaluate Director candidates includes requests to Board members and others for recommendations, meetings from time to time to evaluate biographical information and background material relating to potential candidates and interviews of selected candidates by members of the Committee and the Board. In addition, during fiscal 2006 and through mid-2007, the Nominating and Governance Committee retained the services of an executive search firm to help identify and evaluate potential Director candidates. This search was terminated in June 2007 and no new Board appointments were made from this search.

In considering whether to recommend any particular candidate for inclusion in the Board’s slate of recommended Director nominees, our Nominating and Governance Committee applies the criteria attached to the Nominating and Governance Committee’s charter. These criteria include the candidate’s integrity, business acumen, knowledge of our business and industry, experience, diligence, conflicts of interest, and the ability to act in the interests of all stockholders. The Nominating and Governance Committee does not assign specific weights to particular criteria and no particular criterion is a prerequisite for each prospective nominee. Our Board believes that the backgrounds and qualifications of its Directors, considered as a group, should provide a composite mix of experience, knowledge, and abilities that will allow it to fulfill its responsibilities.

Stockholders may recommend individuals to our Nominating and Governance Committee for consideration as potential Director candidates to be included in the Board’s slate of nominees, by submitting their names, together with appropriate biographical information and background materials and a statement as to whether the stockholder or group of stockholders making the recommendation has beneficially owned more than 5% of our common stock for at least a year as of the date such recommendation is made, to Nominating and Governance Committee, c/o Corporate Secretary, CuraGen Corporation, 322 East Main Street, Branford, Connecticut 06405. Assuming that appropriate biographical and background material has been provided on a timely basis, the Committee will evaluate stockholder-recommended candidates by following substantially the same process, and applying substantially the same criteria, as it follows for candidates submitted by others.

Stockholders also have the right under our bylaws to directly nominate director candidates, without any action or recommendation on the part of the Committee or the Board, by following the procedures set forth under “Stockholder Proposals and Nominations for Director” elsewhere in this proxy statement.

Communicating with Independent Directors

Our Board will give appropriate attention to written communications that are submitted by stockholders and will respond if and as appropriate. The Chairman of the Board, with the assistance of our General Counsel, is primarily responsible for monitoring communications from stockholders and for providing copies or summaries to the other Directors as he considers appropriate.

Under procedures approved by a majority of our independent Directors, communications are forwarded to all Directors if they relate to important substantive matters and include suggestions or comments that the Chairman of the Board considers to be important for the Directors to know. In general, communications relating to corporate governance and corporate strategy are more likely to be forwarded than communications relating to ordinary business affairs, personal grievances and matters as to which we receive repetitive or duplicative communications.

Stockholders who wish to send communications on any topic to the Board should address such communications to Board of Directors, c/o Corporate Secretary, CuraGen Corporation, 322 East Main Street, Branford, Connecticut 06405.

Compensation of Directors

Non-employee Directors receive a combination of cash and stock-based compensation for their service on the Board and its Committees. We do not compensate Directors who are also our employees for their service as Directors of CuraGen.

Cash Compensation. We pay to each non-employee Director an annual retainer of $20,000. In addition, we pay to our Non-Executive Chairman of the Board a retainer of $30,000. We also pay to the Chair of the Audit Committee an annual retainer of $15,000. Each of the Chairs of the Compensation Committee and the Nominating and Governance Committee is paid an annual retainer of $10,000. Each retainer is paid quarterly in arrears and is pro-rated for less than a full quarter of service. Non-employee Directors also receive attendance fees as follows: $1,500 for each Board meeting attended in person; $750 for each telephonic Board meeting attended; $1,250 for each Audit Committee meeting attended in person; $1,000 for each telephonic Audit Committee meeting attended; $1,000 for each Compensation Committee or Nominating and Governance Committee meeting attended in person and $750 for each telephonic Compensation Committee or Nominating and Governance Committee meeting attended. Additionally, we pay non-employee Directors a daily fee of

$1,000 for additional work performed on site at CuraGen in support of Board and/or Committee responsibilities. We reimburse non-employee Directors for travel costs and other out-of-pocket expenses incurred in attending each Board or Committee meeting.

Stock-Based Compensation. Upon initial appointment to the Board, each non-employee Director receives an option to purchase 30,000 shares of our common stock, one-third of which vests on the date of grant, one-third of which vests after one year of service, and one-third of which vests after two years of service. Each non-employee Director also receives an option to purchase 15,000 shares of our common stock in conjunction with our annual meeting of stockholders for service on the Board in each year following his or her appointment, in addition to any options grants awarded as discussed below. In addition to these awards, the Non-Executive Chairman of the Board receives, annually, an option to purchase 7,500 shares of our common stock. In conjunction with each annual meeting of stockholders or upon his or her initial appointment, the Chair of the Audit Committee receives an option to purchase 5,000 shares of our common stock and the Chair of the Compensation Committee and the Chair of the Nominating and Governance Committee each receive an option to purchase 2,500 shares of our common stock. Except as otherwise noted, all options granted to non-employee Directors are fully vested upon grant, are pro-rated for less than a full year of service, and have an exercise price equal to the fair market value of our common stock on the grant date (which is equal to the closing price of our common stock as reported on the NASDAQ Global Market on the date on which the Compensation Committee approves the grant). All option grants to non-employee Directors that are not fully vested upon grant will become fully vested upon a 50% or greater change in control of CuraGen.

DIRECTOR COMPENSATION

The following table sets forth the compensation paid to our non-employee Directors for their service in 2007:

Name	Fees Earned or Paid in Cash (1) ($)	Option Awards (2) ($)	All Other Compensation ($)		Total ($)
Frank M. Armstrong, M.D (3)	—	—	—		—

Vincent T. DeVita, Jr., M.D.	51,750	27,287	—		79,037

David R. Ebsworth, Ph.D	49,750	37,384	—		87,134

John H. Forsgren	76,750	36,382	—		113,132

James J. Noble	46,500	85,061	—		131,561

Robert E. Patricelli, J.D.	83,750	45,478	—		129,228

Jonathan M. Rothberg, Ph.D.	9,833	—	25,000	(4)	34,833

Patrick J. Zenner	47,750	27,287	—		75,037

(1)	The fees earned by the non-employee directors in fiscal 2007 consist of the following: (i) an annual retainer, (ii) a fee to the Non-Executive Chairman of the Board, (iii) an annual fee for chairing and being a member of each of the audit, compensation and nominating and corporate governance committees and (iv) fees earned for board and committee meeting attendance.
(2)	Valuation based on the dollar amount recognized for financial statement reporting purposes pursuant to SFAS 123(R) with respect to fiscal 2007, except that such amounts do not reflect an estimate of forfeitures related to service-based vesting conditions. The assumptions used by us with respect to the valuation of option grants are set forth in Note 1 to our financial statements. During 2007, compensation expense was recognized in respect of the following grants of stock options to our non-employee directors:

The following table shows the aggregate number of option awards, as well as the grant date fair value of the option awards, made during 2007:

Name	Aggregate Option Awards made during 2007 (#)	Grant Date Fair Value of Option Awards made during 2007 ($)
Vincent T. DeVita, Jr., M.D.	15,000	27,287

David R. Ebsworth, Ph.D.	17,500	37,384

John H. Forsgren	20,000	36,382

James J. Noble	45,000	116,897

Robert E. Patricelli, J.D.	25,000	45,478

Patrick J. Zenner	15,000	27,287

(3)	Dr. Armstrong’s compensation as President, Chief Executive Officer, consultant and as a director is set forth under the heading “Executive Compensation Summary Compensation Table.” Information relating to Dr. Armstrong’s equity awards is set forth under the headings “Grants of Plan-Based Awards,” “Outstanding Equity Awards at Fiscal Year-End” and “Option Exercises And Stock Vested.”
(4)	In July 2005, Dr. Rothberg began to receive payments under a Chairmanship Agreement as disclosed as Exhibit 99.1 of our Form 8-K filed on September 9, 2005. The total amount referred to in the table above consists of payments during fiscal 2007 by CuraGen.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information regarding outstanding equity awards held by the non-employee Directors as of December 31, 2007:

	Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date
Frank M. Armstrong, M.D.	30,000	—	4.44	3/15/2015	(1)
	15,000	—	3.44	5/4/2015	(1)
SubTotal	45,000

Vincent T. DeVita, M.D.	10,000	—	5.75	1/8/2008
	15,000	—	3.00	5/12/2009
	7,500	—	24.94	5/23/2010
	7,500	—	31.66	5/16/2011
	7,500	—	8.48	5/15/2012
	10,000	—	5.09	5/28/2013
	12,500	—	5.34	5/26/2014
	15,000	—	3.44	5/4/2015
	15,000	—	3.85	5/3/2016
	15,000	—	2.73	5/2/2017
SubTotal	115,000

John H. Forsgren	20,000	—	15.83	3/27/2012
	7,500	—	8.48	5/15/2012
	10,000	—	5.09	5/28/2013
	12,500	—	5.34	5/26/2014
	5,000	—	5.34	5/26/2014
	15,000	—	3.44	5/4/2015
	5,000	—	3.44	5/4/2015
	36,000	—	4.61	11/10/2015
	15,000	—	3.85	5/3/2016
	5,000	—	3.85	5/3/2016
	15,000	—	2.73	5/2/2017
	5,000	—	2.73	5/2/2017
SubTotal	151,000

James J. Noble	10,000	20,000	4.40	1/24/2017
	15,000	—	2.73	5/2/2017
SubTotal	25,000

	Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date
Robert E. Patricelli J.D.	10,000	—	5.75	1/8/2008
	15,000	—	3.00	5/12/2009
	7,500	—	24.94	5/23/2010
	7,500	—	31.66	5/16/2011
	7,500	—	8.48	5/15/2012
	2,000	—	5.90	7/29/2012
	12,500	—	5.09	5/28/2013
	12,500	—	5.34	5/26/2014
	5,000	—	5.34	5/26/2014
	15,000	—	3.44	5/4/2015
	5,000	—	3.44	5/4/2015
	938	—	4.74	3/29/2016
	15,000	—	3.85	5/3/2016
	7,500	—	3.85	5/3/2016
	2,500	—	3.85	5/3/2016
	15,000	—	2.73	5/2/2017
	7,500	—	2.73	5/2/2017
	2,500	—	2.73	5/2/2017
SubTotal	150,438

Patrick J. Zenner	20,000	—	5.90	7/17/2012
	10,000	—	5.09	5/28/2013
	12,500	—	5.34	5/26/2014
	15,000	—	3.44	5/4/2015
	72,000	—	4.54	11/7/2015
	32,000	—	4.54	11/7/2015
	15,000	—	3.85	5/3/2016
	15,000	—	2.73	5/2/2017
SubTotal	191,500

(1)	Based on the terms of the original grant, the actual expiration date will be three (3) months after the termination of his service on the Board.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our Directors, officers and stockholders who beneficially own more than 10% of any class of our equity securities registered pursuant to Section 12 of the Exchange Act to file initial reports of ownership and reports of changes in ownership with respect to our equity securities with the SEC. All reporting persons are required by the SEC’s regulations to furnish us with copies of all reports that such reporting persons file with the SEC pursuant to Section 16(a).

Based solely on our review of the copies of such forms received by us and upon written representations of our reporting persons received by us, each such reporting person has filed all of their respective reports pursuant to Section 16(a) on a timely basis.

CODE OF ETHICS AND CORPORATE CODE OF CONDUCT

The Company has adopted a Code of Ethics that applies to the Chief Executive Officer and all senior financial officers, including the Chief Financial Officer of the Company and its subsidiaries. The Code of Ethics is available at www.curagen.com. Disclosures regarding any amendments to, or waivers from, provisions of the Code of Ethics, will be posted on our website and reported on a Current Report on Form 8-K, as required by the rules of NASDAQ.

The Company has also adopted a Corporate Code of Conduct that applies to all employees and Directors of the Company and its subsidiaries and serves to provide a clear understanding of the principles of business conduct and ethics that are expected of them. The Corporate Code of Conduct is available at www.curagen.com. Disclosures regarding any amendments to, or waivers from, provisions of the Corporate Code of Conduct that apply to our Directors or executive officers will be posted on our website and reported on a Current Report on Form 8-K, as required by the rules of NASDAQ.

EXECUTIVE OFFICERS

The following table sets forth the names, ages, and positions of our current executive officers, as of March 1, 2008:

Name	Age	Position
Timothy M. Shannon	49	President, Chief Executive Officer, and Director

Sean A. Cassidy	38	Vice President and Chief Financial Officer

Paul M. Finigan	53	Executive Vice President, General Counsel, and Corporate Secretary

Sean A. Cassidy has served as Vice President and Chief Financial Officer of the Company since January 1, 2008. Prior to joining CuraGen in this role, Mr. Cassidy served as Corporate Controller and Director at 454 Life Sciences Corporation since September 2002. From August 2001 to September 2002, Mr. Cassidy served as Manager of Financial Planning of CuraGen Corporation. From 1992 to 2001, Mr. Cassidy was employed by Deloitte & Touche LLP as a Senior Manager. Mr. Cassidy received his MBA in Finance from the University of Connecticut and has been a Certified Public Accountant since 1995.

Paul M. Finigan has served as Senior Vice President and General Counsel of the Company since August 2006 and was promoted to Executive Vice President and General Counsel in September 2007. Prior to joining CuraGen, Mr. Finigan served as Corporate Counsel at 454 Life Sciences Corporation, a former subsidiary of the Company, since 2004. From 2002 to 2004, he was a member of the Business Law Practice at Day, Berry & Howard, LLP, and served as Chief Legal Officer and Strategic Advisor for Lumenos, Inc. from 1999 to 2002. Prior to that, Mr. Finigan was Senior Vice President and General Counsel at Value Health, Inc., held the position of Division Counsel at CIGNA Corporation and was Assistant General Counsel at U.S. Healthcare. Mr. Finigan received his J.D. from Villanova University School of Law and his B.S. in economics from Villanova University.

No family relationships exist between any of our executive officers and our Directors. Our executive officers are elected annually by the Board of Directors and serve until their successors are duly elected and qualified.

COMPENSATION DISCUSSION AND ANALYSIS

Overview

The Compensation Committee oversees our executive compensation program. In this role, the Compensation Committee reviews and approves annually all compensation decisions relating to our Named Executives.

Compensation Program Objectives and Philosophy

Our compensation policy for executive officers is designed to achieve the following objectives:

•	motivate executives to achieve our overall financial and non-financial performance objectives while also recognizing individual contributions and responsibilities;

•	attract, develop and retain qualified executives; and

•	align the interests of executives with the interests of our stockholders through the use of equity based long-term incentive programs.

Our compensation philosophy is to reward executive officers for their entrepreneurial spirit coupled with their motivation and high level of performance. These executive officers are our visionary guiding forces and in turn relay their sense of commitment throughout the organization.

To assist the Compensation Committee in achieving these objectives, the Committee has historically engaged experts, referred to as Consultants, in the field of executive compensation to assist in the evaluation and implementation of our executive compensation program. The Consultants utilized proprietary data as well as several publicly available compensation surveys containing data from other biotechnology, pharmaceutical, and comparable peer companies in order to help us formulate and achieve our compensation objectives. In 2007, we used Aon/Radford Consultants to review President and Chief Executive Officer compensation and long-term equity programs for all employees. We asked that Aon/Radford Consultants use peer companies for their findings and some factors considered in choosing comparable peer companies are: our likelihood of competing with those companies for employees, stage of product development, industry, market capitalization and probability of success. In 2007, we paid $66,067 to Aon/Radford Consultants for compensation analysis projects.

Components of our Executive Compensation Program

The primary elements of our executive compensation program are:

•	base salary;

•	discretionary cash bonus or stock awards;

•	annual performance-based non-equity awards under our Executive Incentive Plan;

•	annual performance-based equity awards under our Executive Incentive Plan in the form of option awards or stock awards;

•	severance and change in control benefits; and

•	other employee benefits and perquisites.

Base Salary

Our Named Executives are paid salaries in line with their responsibilities and experience and within the 50th and 75th percentile, as per the Radford Global Life Sciences survey, of the range of salaries for executives in similar positions and with similar responsibilities at comparable companies. At the beginning of each fiscal year, our President and Chief Executive Officer assigns individual performance goals to each other Named Executive. The success of each Named Executive in achieving these goals is tracked throughout the year and summarized for the Compensation Committee at the end of the year by the President and Chief Executive Officer. In January 2007, the goals were established by Dr. Armstrong, former President and Chief Executive Officer. The end-of-year summary was prepared by current President and Chief Executive Officer, Dr. Shannon. The President and Chief Executive Officer also assesses his individual performance and delivers it to the Committee, at which time the Committee meets in executive session and discusses and establishes the relevant salary increase for him. The Compensation Committee reviews each Named Executive’s individual performance against these goals annually, and such performance is considered as a component of the Committee’s review of base salary levels for the next fiscal year. Base salaries may also be adjusted in order to realign salaries with median market levels, after taking into account individual responsibilities and experience.

Due to the promotions of Dr. Shannon and Mr. Finigan in September 2007, the Compensation Committee determined that the Named Executives would not be granted additional salary increases for 2007 performance.

Discretionary Cash Bonus, Option Awards and Stock Awards

The Compensation Committee believes that periodic discretionary cash bonuses or stock awards are appropriate from time to time to retain and motivate a successful management team. The Compensation Committee has the authority to award discretionary awards to the Named Executives and determines the amount of any discretionary bonus by evaluating a number of quantitative and qualitative factors. Some of the specific factors considered are: pipeline advancement; strategic partnership initiatives; collaboration development; clinical trial progress; cost containment efforts and financing activities. These factors are compared to overall corporate goals established by the Compensation Committee and Consultant recommendations regarding comparable levels of variable cash compensation for similar positions of responsibility. In addition, at times, the Compensation Committee may issue a sign-on bonus to a prospective executive officer as an additional incentive to join us. In 2007, under his employment agreement and based on his promotion to President and Chief Executive Officer, Dr. Shannon was awarded an “appointment” bonus of $30,000 and granted an option award for 500,000 shares of CuraGen common stock. In May 2007, Dr. Armstrong, Mr. Wurzer, Mr. Finigan, and Ms. Whayland received discretionary performance-related cash bonuses of $250,000, $140,000, $200,000, and $47,500, respectively, in connection with the divestiture of our investment in 454 Life Sciences Corporation.

Executive Incentive Plan (EIP)

Our Named Executives are eligible to receive annual equity and non-equity incentive awards under our Executive Incentive Plan, or EIP. The EIP was designed to reward our Named Executives, as well as other employees, for exemplary individual performance that contributes to our corporate performance. The EIP was established to ensure that our Named Executives, along with a select group of other employees, are motivated to achieve our annual business goals. Our Named Executives’ targets, as listed below, and eligibility may be reviewed and revised by the Compensation Committee at its discretion. Targets and eligibility for other employees may be revised at management’s discretion. Eligible employees are made aware of their targets when they join the Company, when they are promoted into new positions or at such other times as determined by the Compensation Committee or management, as applicable.

	Non-Equity (as % of base)			Equity (as % of base)
Named Executive Title	Threshold	Target	Maximum	Threshold	Target	Maximum
Chief Executive Officer	0%	50%	100%	0%	200%	400%
Executive Vice President	0%	35%	70%	0%	100%	200%
Senior Vice President	0%	30%	60%	0%	75%	150%
Vice President	0%	25%	50%	0%	75%	150%

At the beginning of each fiscal year, the Board reviews a detailed set of overall corporate performance goals prepared by management for the upcoming year. The Board then works with management to develop final corporate performance goals. For 2007, our broad goals included advancing our pipeline, maintaining our financial performance, and implementing strategic initiatives. At the end of each year, the President and Chief Executive Officer prepares a detailed memorandum defining the corporate results for the Board and proposes a corporate performance rating for CuraGen. The Board reviews the corporate performance memorandum and establishes the corporate performance rating. For 2007, the Board assigned a 90% corporate performance rating to CuraGen, based on achieving the majority of its milestones, as listed in the table below:

2007 Goal	Corporate Performance Target	Approved Corporate Rating
Advancing the Pipeline	40%	40%
Strategic Initiatives	40%	40%
Investor Relations	10%	0%
Corporate Compliance	10%	10%
TOTAL	100%	90%

Once corporate performance ratings are approved, the CuraGen Compensation Committee reviews each CuraGen Named Executive’s individual performance and the performance rating suggested by the Chief Executive Officer. The individual performance goals for each Named Executive included supporting the Company's corporate goals in the areas of clinical development, strategic initiatives and compliance. As approved by the Compensation Committee for 2007, each Named Executive's individual performance rating was 100%. Our Named Executives' individual performance ratings for clinical development were based on achievement of decision points for the future development as planned for our three clinical programs: belinostat, CR011 and velafermin. The strategic initiatives portion focused on the marked strengthening of the Company's balance sheet during 2007, which was accomplished through sales of non-core assets, opportunistic repurchasing of our long term debt and substantial operating expenses reductions. Regarding compliance, the Named Executives' evaluation was based on the full year results achieved, including compliance with SEC and GXP requirements.

The corporate and individual performance ratings are used in the calculation of the two components which comprise the EIP: a performance-based non-equity incentive award and a performance-based equity incentive award. Weightings for non-equity and equity incentive awards for each Named Executive were established at inception of the EIP and have not been modified since fiscal year 2004, as the Compensation Committee believes they continue to achieve our compensation goals. By applying the individual and corporate weightings, outlined in the table below, along with the individual and corporate rating, we determine the non-equity and equity values for each Named Executive. Our Compensation Committee reserves the right to modify any incentive award, should they determine that a Named Executive’s performance reflected superior performance.

	Weighting
Name	Individual	Corporate
Frank M. Armstrong, M.D.	20%	80%
Timothy M. Shannon, M.D.	20%	80%
David M. Wurzer	20%	80%
Paul M. Finigan	20%	80%
Elizabeth A. Whayland	30%	70%

EIP: Non-Equity Incentive Award

We believe that performance-based non-equity incentives play an important role in motivating our executives to achieve defined annual corporate goals.

•	Drs. Armstrong and Shannon’s employment agreements set their non-equity incentive target at 50% of base salary, but this target may be increased up to 100% of base salary for above-plan performance.

•	Messrs. Wurzer and Finigan’s employment agreements set their non-equity incentive targets at 35% of base salary, but this target may be increased up to 70% of base salary for above-plan performance.

•	Ms. Whayland’s employment agreement sets her non-equity incentive target at 30% of base salary, but this target may be increased up to 60% of base salary for above-plan performance.

Non-equity incentive awards are paid to the Named Executives at the beginning of the following fiscal year and may be above or below target award levels, at the discretion of the Compensation Committee, based on individual and corporate ratings. For 2007, the Compensation Committee used the parameters of the EIP. Non-equity incentive awards under the EIP are contingent on continued employment at the time the EIP payouts are approved or as agreed upon during restructuring discussions.

For 2007 performance, the non-equity payouts to our Named Executives were based on achieving the goals listed above (advancing the pipeline, strategic initiatives, investor relations, and corporate compliance). The payouts were calculated by applying the target percentages to each Named Executive’s 2007 base salary and blending in the approved 90% corporate performance rating and 100% individual rating. With the Compensation Committee’s approval and under the provisions of our EIP Plan, these amounts were then doubled to reward the named executives for achieving a pre-designated improvement to our net cash position (cash and investments less outstanding debt) as of December 31, 2007. The non-equity payouts were as follows:

Name	2007 Non-Equity Incentive Award
Frank M. Armstrong, M.D.	$477,848

Timothy M. Shannon, M.D.	$345,000

David M. Wurzer	$204,793

Paul M. Finigan	$202,860

Elizabeth A. Whayland	$124,802

EIP: Equity Incentive Award

The equity incentive awards are designed to align management’s performance objectives with the interests of our stockholders. We believe that providing a significant portion of our executives’ total compensation package in stock options and other equity awards, such as restricted stock, aligns the incentives of our executives with the interests of our stockholders and with our long-term success. The type of equity incentive award is determined annually by the Compensation Committee of CuraGen and the target values for our Named Executives were as follows:

•

Dr. Shannon’s equity incentive target value is set at 200% of base salary, but may be increased up to 400% of base salary for above-plan performance. For 2007 performance, Dr. Shannon was not granted an option award due to his grant in September 2007, in connection with his promotion to President and Chief Executive Officer.

•	Mr. Finigan’s equity incentive target values are set at 100% of base salary, but may be increased up to 200% of base salary for above-plan performance.

•	Dr. Armstrong’s, Mr. Wurzer’s, and Ms. Whayland’s targets are not applicable as they were not awarded any shares for 2007 performance, given their departures and planned departure from the Company.

The individual and corporate performance ratings used to calculate the equity incentive award value for continuing named executives (other than Dr. Shannon as noted above) are the same as those used to calculate the non-equity incentive award for any given year. For 2007, the Compensation Committee granted option awards to all CuraGen employees, including one Named Executive. Employees were granted option awards to continue to provide long-term value and for purposes of retention. Each option award vests as to 25% of the shares on the first anniversary of the grant date and quarterly thereafter through the fourth anniversary of the grant date. In addition, each option award accelerates in the event of a 50% or more change-in-control. For 2007 performance, the equity payouts to our Named Executives were as follows:

Name	Option Award (#)	Exercise Price
Paul M. Finigan.	289,000	$0.69

Equity Awards Policies and Practices

CuraGen equity awards for newly hired executive officers are granted at the next regularly scheduled Compensation Committee meeting following the hire date. CuraGen equity awards granted as a result of the annual EIP are generally granted at the first regularly scheduled meeting of the Compensation Committee following the end of the fiscal year for which they are being granted.

CuraGen option awards are priced at the closing market price on the day of our Compensation Committee meeting at which the option award is approved.

It has been the practice of each of our Named Executives to promptly disclose equity awards and transactions on a Form 4.

Severance and Change in Control Benefits

Pursuant to their employment agreements, the Named Executives are entitled to specified benefits in the event of the termination of their employment under specified circumstances, including termination following a change in control of us. We have provided more detailed information about these benefits, along with estimates of their value under various circumstances, under the caption “Potential Post-Employment Payments Table” elsewhere in this Proxy Statement.

We believe that providing these benefits helps us compete for executive talent. We believe that our severance and change in control benefits are generally in line with severance packages offered to executives by the companies in our peer group and believe these change-in-control practices to be reasonable.

Employee Benefits and Perquisites

Benefits

We maintain benefits that are available to all of our employees, including our Named Executives, including general health and welfare benefit plans, medical, dental, life, short-term and long-term disability, vision and supplemental life insurance. Our employees pay part of the costs of certain benefits, such as medical and dental, while others are entirely paid by us, such as short and long term disability, group term life and accidental death and disability, or paid by employees, such as vision and supplemental life. The Named Executives participate in these benefit plans on the same basis as other employees and all are eligible on the first of the month following their date of hire. In addition, all full-time employees of the Company who are over 21 years of age are eligible to participate in our 401(k) Plan, which we adopted in 1997. Participants are eligible to join effective with the first day of the quarter following their date of hire and may contribute up to 15% of their salary, subject to certain Internal Revenue Service limitations. In addition, we match 100% up to the first 5% of deferred salary through the use of our own authorized and to be issued shares of Common Stock on a monthly basis, subject to certain IRS limitations. Our Board annually approves all matches. Employees of 454 Life Sciences Corporation, including Named Executives, were eligible to participate in the Plan until they were no longer our subsidiary, however they were not eligible for the match portion of the plan. The following table outlines several of our benefits and employee eligibility:

Eligible?
Benefit	NEO	Full-Time Employees
Medical Insurance (1)	Yes	Yes
Dental Insurance (1)	Yes	Yes
Life Insurance (2)	Yes	Yes
Accidental Death & Dismemberment (2)	Yes	Yes
Short-Term Disability (2)	Yes	Yes
Long-Term Disability (2)	Yes	Yes
Voluntary Vision (3)	Yes	Yes
Voluntary Life (3)	Yes	Yes
401(k) Plan (4)	Yes	Yes
Flexible Spending Accounts (3)	Yes	Yes
Travel (Life) Insurance (2)	Yes	Yes

(1)	Benefit partially paid by employee.
(2)	Benefit fully paid by Company.
(3)	Voluntary benefit fully paid by employee.
(4)	Employee deferral up to 15% with a monthly corporate match of 100% in common stock up to 5%, subject to Federal limitations.

Perquisites

Our Named Executives may be entitled to certain perquisites, as disclosed in their employment agreements, such as financial planning reimbursements, tax gross-up, or as determined at the discretion of management or our Compensation Committee. Under his employment agreement, Dr. Armstrong is eligible for up to $10,000 annually for reimbursement of reasonable expenses associated with personal financial and tax planning, while he remained employed by us. In April 2007, Dr. Armstrong was reimbursed $5,141 for this service. In addition, we paid relocation services of $3,315 to move Dr. Armstrong’s household goods from Branford, Connecticut to the United Kingdom upon his resignation as President and Chief Executive Officer.

Under Dr. Shannon’s amended employment agreement, he received $2,000 for reimbursement of reasonable legal expenses incurred in the review of his amended employment agreement, relating to his appointment as President and Chief Executive Officer.

Tax Considerations

Section 162(m) of the Internal Revenue Code of 1986, as amended, generally disallows a tax deduction to public companies for certain compensation in excess of $1 million paid to our Chief Executive Officer and the other officers whose compensation is required to be disclosed to the company’s stockholders under the Exchange Act by reason of being among our four most highly compensated officers. Certain compensation, including qualified performance-based compensation, will not be subject to the deduction limit if certain requirements are met. The Compensation Committee reviews the potential effect of Section 162(m) periodically and uses its judgment to authorize compensation payments that may be subject to the limit when the Compensation Committee believes such payments are appropriate and in the best interests of the company and its stockholders, after taking into consideration changing business conditions and the performance of its employees.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth information regarding compensation earned by our Chief Executive Officer, our former Chief Executive Officer, our former Chief Financial Officer and each of our other most highly compensated executive officers during our fiscal years ended December 31, 2007 and December 31, 2006. We refer to these executive officers as our “Named Executives” elsewhere in this Proxy Statement.

Name and Principal Position (1)	Year	Salary ($)		Bonus ($)		Stock Awards (2) (3) ($)	Option Awards (2) ($)	Non-Equity Incentive Plan Compensation (4) ($)	All Other Compensation ($)		Total ($)
Frank M. Armstrong, M.D. Former President and Chief Executive Officer	2007 2006	519,400 389,635		250,000 175,000	(5) (5)	866,060 359,272	595,738 400,920	477,848 284,200	519,400 99,857	(6) (7)	3,228,446 1,708,884

Timothy M. Shannon, M.D. President and Chief Executive Officer	2007 2006	352,477 323,846	(8)	30,000 —	(9)	290,539 315,001	174,643 207,337	345,000 128,540	13,250 11,000	(10) (10)	1,205,909 985,724

David M. Wurzer Former Executive Vice President, Chief Financial Officer and Treasurer	2007 2006	318,000 298,924		140,000 —	(5)	260,427 315,001	120,056 159,067	204,793 118,650	11,250 11,000	(11) (11)	1,054,526 902,642

Paul M. Finigan Executive Vice President and General Counsel	2007	296,692		200,000	(5)	341,118	194,843	202,860	10,280	(12)	1,245,793

Elizabeth A. Whayland Former Senior Vice President of Finance and Corporate Secretary	2007 2006	223,660 210,231		47,500 —	(5)	139,036 148,026	80,580 98,731	124,802 69,630	244,013 11,000	(13) (14)	859,591 537,618

(1)	The titles noted above are the officers’ titles as of December 31, 2007, with the exception of Dr. Armstrong, whose service as our President and Chief Executive Officer ended on September 19, 2007, but who continued to serve as a Class II Director until the 2008 Annual Meeting. In addition, Mr. Wurzer and Ms. Whayland ceased holding the positions shown above on January 1, 2008.
(2)	Valuation based on the dollar amount recognized for financial statement reporting purposes pursuant to SFAS 123(R) with respect to fiscal 2006 and fiscal 2007, except that (i) such amounts do not reflect an estimate of forfeitures related to service-based vesting conditions and (ii) with respect to all Named Executives, the amounts reported in these columns reflect additional expense resulting from the requirements of the SEC to report stock awards and option awards made prior to 2007 using the modified prospective transition method pursuant to SFAS 123(R). The assumptions used by us with respect to the valuation of stock and option awards are set forth in the discussion under “Stock-Based Compensation” in Note 1 to our 2007 consolidated financial statements which are included in our Form 10-K, filed on March 13, 2008. The individual awards reflected in the summary compensation table are summarized below.

During 2006 and 2007, compensation expense was recognized for the following awards of restricted stock to the Named Executives:

Name	Grant Date	Number of Shares Subject to Award (#)	Amount Vested in 2006/2007 (#)	Amount Recognized in 2006/2007 Financial Statements ($)
Frank M. Armstrong, M.D.	3/29/06	300,000	— /100,000	359,272/506,961
	1/24/07	129,190	— /—	— /264,976
	5/25/07	200,000	— /—	— /94,123

				359,272/866,060

Timothy M. Shannon, M.D.	5/4/05	200,000	50,000/150,000	315,001/87,276
	1/24/07	41,740	— /—	— /85,609
	5/25/07	250,000	— /—	— /117,654

				315,001/290,539

Name	Grant Date	Number of Shares Subject to Award (#)	Amount Vested in 2006/2007 (#)	Amount Recognized in 2006/2007 Financial Statements ($)
David M. Wurzer	5/4/05	200,000	50,000/150,000	315,001/87,276
	1/24/07	38,530	— /—	— /79,029
	5/25/07	200,000	— /—	— /94,122

				315,001/260,427

Paul M. Finigan	8/1/06	150,000	-/37,500	— /193,157
	1/24/07	26,250	— /—	— /53,839
	5/25/07	200,000	— /—	— /94,122

				— /341,118

Elizabeth A. Whayland	11/17/04	25,000	25,000/-	68,283/—
	9/28/05	30,000	7,500/22,500	79,743/39,620
	1/24/07	19,790	— /—	— /40,590
	5/25/07	125,000	— /—	— /58,826

				148,026/139,036

Also during 2006 and 2007, compensation expense was recognized for the following grant of stock options to the Named Executives:

Name	Grant Date		Number of Shares Subject to Option #	Amount Vested in 2006/2007 (#)	Amount Recognized in 2006/2007 Financial Statements ($)
Frank M. Armstrong, M.D.	3/15/05		30,000	— /10,000	20,268/2,924
	3/28/06	(15)	100,000	— /50,000	56,621/—
	3/29/06		48,000	— /21,000	31,108/56,912
	3/29/06		452,000	— /197,750	292,923/535,902

					400,920/595,738

Timothy M. Shannon, M.D.	9/11/02		110,000	— /22,000	17,095/6,365
	9/11/02		90,000	— /18,000	13,989/5,205
	2/11/03		13,000	— /2,600	2,746/1,286
	1/28/04		54,800	— /10,960	56,438/32,676
	1/28/04		2,200	— /440	2,266/1,312
	1/26/05		63,000	— /12,600	66,220/40,041
	1/25/06		81,376	— /35,602	48,583/58,879
	9/25/07		500,000	— /—	— /28,879

					207,337/174,643

David M. Wurzer	2/11/03		34,000	— /6,800	7,184/3,366
	1/28/04		39,000	— /7,800	40,172/23,247
	1/28/04		7,000	— /1,400	7,213/4,169
	1/29/04	(15)	10,000	2,000/2,000	1,864/—
	1/26/05		55,000	— /11,000	57,814/34,955
	1/25/06		75,072	— /32,844	44,820/54,319

					159,067/120,056

Paul M. Finigan.	8/1/06		200,000	— /62,500	— /194,843

Elizabeth A. Whayland	1/17/01	(15)	10,000	2,000/—	19/—
	2/11/03		25,000	— /5,000	5,282/2,473
	1/28/04		25,500	— /5,100	26,260/15,205
	1/26/05		29,000	— /5,800	30,480/18,433
	1/25/06		20,000	— /8,750	11,939/14,472
	1/25/06		41,456	— /18,137	24,751/29,997

					98,731/80,580

(3)	In the event we declare a cash dividend with respect to the outstanding shares of our common stock in the future, the recipient of each stock award would be entitled to receive such dividend.
(4)	Reflects payments pursuant to our 2007 Executive Incentive Plan upon Compensation Committee determination of milestone attainment. Please see “Compensation Discussion and Analysis—Executive Incentive Plan” elsewhere in this Proxy Statement for additional information on our 2007 Executive Incentive Plan.
(5)	In 2007, amount consists of a cash bonus approved by the Compensation Committee in recognition of the specified individual’s efforts in connection with the sale of 454 Life Sciences Corporation. In 2006, Dr. Armstrong was paid a sign-on bonus of $175,000.
(6)	Reflects cash severance accrued for Dr. Armstrong under his employment agreement, payable in January 2008.
(7)	Amount consists of a $80,288 gross-up for taxes with respect to the $175,000 sign-on paid to Dr. Armstrong, moving expenses totaling $11,505, and $8,064 paid to obtain an O-1 (Outstanding Ability) Visa for Dr. Armstrong to enable him to work for us in the United States.
(8)	Dr. Shannon’s salary was increased from $344,500 to $375,000, effective September 19, 2007.
(9)	Reflects one-time bonus paid to Dr. Shannon for his appointment as President and Chief Executive Officer in September 2007.
(10)	For 2007, amount reflects reimbursement to Dr. Shannon of $2,000 in legal fees in connection with the review of his amended Employment Agreement, as well as 401(k) employer matching contributions of $11,250 paid on Dr. Shannon’s behalf. For 2006, amounts consists of 401(k) employer matching contributions only.
(11)	Amount consists of 401(k) employer matching contributions paid on Mr. Wurzer’s behalf.
(12)	Amount consists of 401(k) employer matching contributions paid on Mr. Finigan’s behalf.
(13)	Reflects cash severance accrued in the amount of $223,660 for Ms. Whayland under her employment agreement, as well as $9,103 cash payment, payable in 2008. The latter was calculated based on 9,895 restricted shares, which would have vested on January 24, 2008 had she remained employed, at the closing market price on December 31, 2007. Also reflects 401(k) employer matching contributions of $11,250 paid on Ms. Whayland’s behalf in 2007.
(14)	Amount consists of 401(k) employer matching contributions paid on Ms. Whayland’s behalf in 2006.
(15)	Represents grant made by 454 Life Sciences Corporation, our former majority owned subsidiary, which was sold to Roche Diagnostics Operations, Inc. on May 25, 2007.

2007 Grants of Plan-Based Awards

The following table sets forth information regarding grants of stock options and of restricted stock made to our Named Executives during the fiscal year ended December 31, 2007:

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (1) (2)			All Other Stock Awards: Number of Shares of Stock (#) (3)		All Other Option Awards: Number of Securities Underlying Options (#)		Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($) (7)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Frank M. Armstrong, M.D.	1/24/07	0	259,700	519,400	0	1,038,800	2,077,600	129,190	(4)				567,144
	5/25/07							200,000	(5)(6)				250,000

Timothy M. Shannon, M.D.	1/24/07	0	120,575	241,150	0	344,500	689,000	41,740	(4)				183,239
	5/25/07							250,000	(5)				312,500
	9/25/07									500,000	(5)	$1.34	432,600

David M. Wurzer	1/24/07	0	111,300	222,600	0	318,000	636,000	38,530	(4)				169,147
	5/25/07							200,000	(5)(6)				250,000

Paul M. Finigan	1/24/07	0	87,360	174,720	0	218,400	436,800	26,250	(4)				115,238
	5/25/07							200,000	(5)				250,000

Elizabeth A. Whayland	1/24/07	0	67,098	134,196	0	167,745	335,490	19,790	(4)				86,878
	5/25/07							125,000	(5)(6)				156,250

(1)	Reflects estimated future payouts under our Executive Incentive Plan (EIP) awards based on named executives’ base salary, title, and target percentages as of January 1, 2007 and assuming 100% corporate performance and 100% individual performance ratings. Individual targets and weightings are listed under “Compensation Discussion and Analysis—Executive Incentive Plan” set forth elsewhere in this Proxy Statement.
(2)	Amounts represent potential payouts that will be paid in the form of stock options or restricted stock awards at the closing price of our common stock on the grant date at the performance level indicated. Conversion of the dollar amount value of option awards is based on grant date fair value, while the conversion of the dollar amount value of stock awards is based on the closing price of our common stock on date of grant.
(3)	In the event we declare a cash dividend with respect to the outstanding shares of our common stock in the future, the recipient of each stock award would be entitled to receive such dividend.
(4)	Awarded under our 1997 Employee, Director and Consultant Stock Plan, vesting 50% on first anniversary of the date of grant and 50% on second anniversary of the date of grant.
(5)	Awarded under our 2007 Incentive Stock Plan.
(6)	Award had not vested at time of termination and was therefore forfeited.
(7)

Grant date fair value calculated in accordance with SFAS 123(R) represents the aggregate SFAS 123(R) values of common stock issued and options granted. For additional information regarding the assumptions made in determining the aggregate grant date fair value of the stock awards and option awards, see the discussion under “Stock-Based Compensation” in Note 1 to our 2007 consolidated financial statements which are included in our Form 10-K, filed on March 13, 2008.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information regarding outstanding equity awards held by the Named Executives as of December 31, 2007:

	Option Awards							Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)		Number of Securities Underlying Unexercised Options Unexercisable (#)		Option Exercise Price ($)	Option Expiration Date		Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($) (1)
Frank M. Armstrong, M.D.	30,000	(2)	—		$4.44	3/15/2015	(3)	—		—
	15,000	(4)	—		$3.44	5/4/2015	(3)	—		—
	21,000		27,000	(5)	$4.74	3/29/2016	(3)
	197,750		254,250	(6)	$4.74	3/29/2016	(3)	—		—
	—		—		—	—		200,000	(7)	$184,000
								129,190	(8)	$118,854
								200,000	(9)(10)	$184,000

Timothy M. Shannon, M.D.	90,000		0		$4.37	9/11/2012		—		—
	110,000		0		$4.37	9/11/2012		—		—
	10,400		2,600	(11)	$3.94	2/11/2013		—		—
	1,320		880	(11)	$8.71	1/28/2014		—		—
	32,880		21,920	(11)	$8.71	1/28/2014		—		—
	25,200		37,800	(11)	$5.97	1/26/2015		—		—
	35,602		45,774	(6)	$3.56	1/25/2016		—		—
	—		250,000	(6)	$1.34	9/25/2017		—		—
	—		250,000	(12)	$1.34	9/25/2017		—		—
	—		—		—	—		41,740	(8)	$38,400
								250,000	(9)	$230,000

David M. Wurzer	16,000	(11)	—		$5.75	3/17/2008		—		—
	40,000	(11)	—		$3.375	12/16/2008		—		—
	27,200		6,800	(11)	$3.94	2/11/2013		—		—
	23,400		15,600	(11)	$8.71	1/28/2014		—		—
	4,200		2,800	(11)	$8.71	1/28/2014		—		—
	22,000		33,000	(11)	$5.97	1/26/2015		—		—
	32,844		42,228	(6)	$3.56	1/25/2016		—		—
	—		—		—	—		38,530	(8)	$35,447
								200,000	(9)(10)	$184,000

Paul M. Finigan	62,500		137,500	(6)	$2.96	8/1/2016
								112,500	(13)	$103,500
								26,250	(8)	$24,150
								200,000	(9)	$184,000

Elizabeth A. Whayland	18,000		—		$5.75	3/17/2008		—		—
	16,000		—		$3.375	12/16/2008	(14)	—		—
	8,000		—		$3.875	7/21/2009	(14)	—		—
	20,000		5,000	(11)	$3.94	2/11/2013	(14)	—		—
	15,300		10,200	(11)	$8.71	1/28/2014	(14)	—		—
	11,600		17,400	(11)	$5.97	1/26/2015	(14)	—		—
	8,750		11,250	(6)	$3.56	1/25/2016	(14)	—		—
	18,137		23,319	(6)	$3.56	1/25/2016	(14)
	—		—		—	—		19,790	(8)(10)	$18,206
	—		—		—	—		125,000	(9)(10)	$115,000

(1)	Amount based on December 31, 2007 closing price of $0.92 per share of our common stock on the NASDAQ Global Market.
(2)	Options were immediately vested on date of grant.
(3)	Based on Dr. Armstrong’s pending resignation from our Board of Directors in May 2008, actual expiration date will be three months post resignation or August 21, 2008.
(4)	Options issued as a Board member prior to date of full-time employment. This award vested in three equal installments beginning with the grant date and on each of the first and second anniversaries of the grant date.

(5)	Options canceled upon termination January 1, 2008.
(6)	Options vest as to 25% of the underlying shares on the first anniversary of the grant date and in equal quarterly installments thereafter over an additional three years.
(7)	The repurchase rights lapse as follows: 100,000 shares vest on the first anniversary of the grant date; 100,000 shares vest on the earlier of (i) the second anniversary of the grant date or (ii) the date when the closing price of our common stock on the NASDAQ Global Market has been at least $7.00 per share for at least 90 consecutive days and 100,000 shares vest on the earlier of (i) the third anniversary of the grant date or (ii) the date when the closing price of our common stock on the NASDAQ Global Market has been at least $11.00 per share for at least 90 consecutive days.
(8)	The repurchase rights lapse 50% on the first anniversary of the date of grant or 50% on the second anniversary of the date of grant.
(9)	The repurchase rights lapse as follows: on December 31, 2008 provided that the closing price of our common stock on the NASDAQ Global Market has equaled or exceeded $5.00 per share over a period of 20 consecutive trading days, beginning on or after the date of grant.
(10)	This grant was forfeited at the time of separation of service.
(11)	Options vest in five equal annual installments beginning on the first anniversary of the grant date.
(12)	Options vest as to 25% of the underlying shares on the first anniversary of the grant date and in equal quarterly installments thereafter over an additional three years, however the vesting of all such shares shall accelerate upon the Company’s common stock reaching $3.00 per share for 10 consecutive days.
(13)	The repurchase rights lapse 25% on the first anniversary of the date of grant, 25% on the second anniversary of the date of grant, and 50% on the third anniversary of the date of grant.
(14)	Expiration date under the agreement is standard ten years from grant date. Upon Ms. Whayland’s termination of employment on January 1, 2008, pursuant to the provisions of the stock option agreements, she will have three months from the date of the termination of her employment, or until April 1, 2008, to exercise any vested stock options.

Option Exercises and Stock Vested

The following table sets forth information regarding options exercised by our Named Executives and stock vested during the fiscal year ended December 31, 2007:

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (1)
Frank M. Armstrong, M.D.	100,000	383,000
Timothy M. Shannon, M.D.	150,000	405,000
David M. Wurzer	150,000	405,000
Paul M. Finigan	37,500	46,875
Elizabeth A. Whayland	22,500	30,150

(1)	Value realized on vesting is based on the closing sale price (less $0.01 par value) of our common stock the day prior to the vesting date.

Employment Agreements, Termination of Employment and Change in Control Arrangements

Employment Agreements

On or about September 1, 2006, the Company entered into an employment agreement with Paul M. Finigan, Executive Vice President and General Counsel. This agreement was amended on January 24, 2007 and attached as Exhibit 10.2 of our Form 10-Q filed May 9, 2007.

On September 19, 2007, the Company entered into an amended employment agreement with Dr. Shannon, as a result of his appointment as the Company’s President and Chief Executive Officer. This amendment was attached as Exhibit 10.2 of our Form 10-Q filed November 9, 2007.

In addition, on December 14, 2007, the Company entered into an employment agreement with Sean A. Cassidy effective January 1, 2008, in connection with Mr. Cassidy’s appointment as Vice President and Chief Financial Officer. The agreement was attached as Exhibit 10.50 of our Form 10-K filed March 13, 2008.

These employment agreements do not include automatic one-year extensions, and therefore, we may terminate each named executives’ employment with or without cause and with or without notice. Under each agreement, the Named Executive is entitled to an annual base salary as determined by the Board and annual performance-based bonuses on the attainment of certain goals set by the President and Chief Executive Officer and the Board.

Upon a change in control, as defined in each individual agreement, all stock options or stock awards held by each Named Executive will become fully vested.

If we terminate the employment agreement for performance reasons (as defined in the agreement), upon such termination, and subject to the execution of a separation agreement containing a full waiver and release and to ongoing compliance with certain non-compete provisions in the agreement, the Named Executive will be entitled to receive payment of his base salary, and insurance continuation under COBRA for any employee health and welfare benefit in which he or she was a participant prior to termination, for six (6) months from the date of termination of his employment. If we terminate the employment agreement without cause, upon such termination, and subject to the Named Executive’s execution of a separation agreement containing a full waiver and release, the Named Executive will be entitled to receive payment of his base salary and insurance continuation under COBRA for any employee health and welfare benefit in which he was a participant prior to termination, for twelve (12) months from the date of termination of his employment. If we terminate the employment agreement for cause, upon such termination, the Named Executive will not be entitled to any further payments (other than accrued and unpaid base salary and expenses to the date of termination), or to any further benefits (other than benefits which have accrued pursuant to any plan or by law). If we terminate the Named Executive for reasons other than cause, disability or death within twelve months of a change in control, or if the Named Executive terminates his employment for good reason (as defined in the agreement) within twelve months of a change in control, the Named Executive will be entitled to receive salary continuation for twenty-four (24) months, an amount equal to two (2) times his target annual bonus under the EIP, paid in a lump sum, and insurance continuation under COBRA for any employee health and welfare benefit in which the Named Executive was a participant prior to termination, for twenty-four (24) months from the date of termination of his or her employment.

Separation Agreements

On September 19, 2007, Dr. Armstrong stepped down as Chief Executive Officer and after signing a separation agreement containing a full waiver and release and continuing compliance with certain non-compete provisions and based on his amended employment agreement of September 2006, was entitled to severance in the amount of 12 months base salary, or $519,400, and 12 months of continuation COBRA coverage at the same level of coverage and rate as during his employment. Dr. Armstrong’s separation from service date was January 1, 2008 and, therefore, his severance payment was made in January 2008. At that time, Dr. Armstrong waived COBRA coverage and, therefore, we will not be incurring any expenses in that respect. In addition, according to the provisions of his various stock options and restricted stock agreements, Dr. Armstrong continues to vest in his non-qualified stock option grant dated March 29, 2006 and his restricted stock awards dated March 29, 2006 and January 24, 2007 until his resignation from the Board at the 2008 Annual Meeting, after which he will have three months, or until August 21, 2008, to exercise any vested stock options. The unvested shares of restricted stock will be subject to forfeiture. Also, according to incentive stock option and stock award agreements dated March 29, 2006 and May 25, 2007, respectively, these awards ceased to vest as of his separation from service date, January 1, 2008 and any unvested shares were forfeited.

On December 14, 2007, we announced that Ms. Whayland’s position was being eliminated in conjunction with our restructuring. After signing a separation agreement containing a full waiver and release and continuing compliance with certain non-compete provisions and based on her amended employment agreement of September 2006, Ms. Whayland was entitled to severance in the amount of 12 months base salary, or $223,660, and 12 months of continuation COBRA coverage at the same level of coverage and rate as during her employment. In addition, under the separation agreement, Ms. Whayland received a cash payment of $9,103. This amount was based on the valuation of 9,895 restricted shares (50% of those granted on January 24, 2007) which would have vested on January 24, 2008 had she been employed, at the closing price on December 31, 2007 ($0.92), for a total of $9,103. The full award, comprising of 19,790 restricted shares was in turn forfeited. These amounts were paid in January 2008. In addition, per her various stock option agreements, Ms. Whayland will have three months, or until April 1, 2008, to exercise any vested options. All restricted stock awards have been forfeited pursuant to the provisions of the individual stock award agreements.

On December 20, 2007, we announced that effective January 1, 2008, Mr. Wurzer would resign as Executive Vice President, Chief Financial Officer and Treasurer and continue to serve as an advisor to us through March 31, 2008. It is expected that Mr. Wurzer will be entitled to severance benefits under his amended employment agreement of September 2006, including 12 months base salary, or $318,000, and 12 months of continuation COBRA coverage at the same level of coverage and rate as during his employment. In addition, under his various stock option agreements, Mr. Wurzer will have three months from his separation date, or until July 1, 2008, to exercise any vested options. All restricted stock awards will be forfeited pursuant to the provisions of the individual stock award agreements.

Potential Post-Employment Payments Table

Each Named Executive’s employment agreement provides for compensation should their employment terminate for reasons other than for cause. Severance payments may include salary continuation, a non-equity incentive bonus, and stock option and stock award acceleration. Severance payments for each Named Executive under his or her employment agreement are in addition to our obligation to pay such Named Executive’s salary during the requisite notice period. All of the CuraGen stock options and stock awards of our Named Executives become fully vested on a change in control of CuraGen, regardless of loss of employment, as the Named Executives would no longer retain the same level of control over us and our related equity values subsequent to a change in control. The table below reflects amounts payable to the following Named Executives assuming their employment was terminated on December 31, 2007 (both prior to and following a change in control of CuraGen) or assuming a change in control of CuraGen occurred on December 31, 2007:

Name	Compensation & Benefits	Termination Without Cause Prior to a Change in Control (“CIC”) ($)	CIC ($)		Termination Without Cause or for Good Reason Within 12 Months of a CIC ($)
Frank M. Armstrong, M.D.(3)	Salary	519,400			1,038,800
	Bonus				519,400
	Option Awards and Stock Awards		486,855	(1)	486,855	(2)
	Insurance Coverage (COBRA)	4,300			8,600
	Total	523,700			2,053,655

David M. Wurzer(3)	Salary	318,000			636,000
	Bonus				222,600
	Option Awards and Stock Awards		219,448	(1)	219,448	(2)
	Insurance Coverage (COBRA)	10,352			20,704
	Total	328,352			1,098,752

Paul M. Finigan	Salary	315,000			630,000
	Bonus				220,500
	Option Awards and Stock Awards		311,650	(1)	311,650	(2)
	Insurance Coverage (COBRA)	10,352			20,704
	Total	325,352			1,182,854

Timothy M. Shannon, M.D.	Salary	375,000			750,000
	Bonus				375,000
	Option Awards and Stock Awards		268,401	(1)	268,401	(2)
	Insurance Coverage (COBRA)	10,352			20,704
	Total	385,352			1,414,105

Elizabeth A. Whayland(3)	Salary	223,660			447,320
	Bonus				134,196
	Option Awards and Stock Awards		133,207	(1)	133,207	(2)
	Insurance Coverage (COBRA)	7,914			15,828
	Total	231,574			730,551

(1)	Amount based on December 31, 2007 closing price of $0.92 per share of our common stock on the NASDAQ Global Market; approximate value at time of change in control; irrespective of loss of employment.
(2)	Amount based on December 31, 2007 closing price of $0.92 per share of our common stock on the NASDAQ Global Market.
(3)	The employment of Dr. Armstrong, Mr. Wurzer, and Ms. Whayland ended on January 1, 2008, March 31, 2008, and January 1, 2008, respectively.

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis as required by Item 402(b) of Regulation S-K with the Company’s management. Based on this review and discussion, the Compensation Committee recommended to the Company’s Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

By the Compensation Committee of the Board of Directors of CuraGen Corporation:

Patrick J. Zenner, Chairman

Robert E. Patricelli, J.D.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee currently consists of Mr. Zenner who serves as Chairman and Mr. Patricelli. There are no, and during 2007 there were no, Compensation Committee interlocks. Dr. Ebsworth served as a Compensation Chairman from January 2007 through his resignation from the Board in September 2007.

REPORT OF THE AUDIT COMMITTEE

In accordance with its written charter adopted by the Board of Directors, the Audit Committee assists the Board of Directors in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing and financial reporting practices of the Company. The Audit Committee reviews and reassesses its charter annually and recommends any changes to the Board of Directors for approval. The Audit Committee is also responsible for the appointment, compensation, retention and oversight of the work of Deloitte & Touche LLP, the Company’s independent registered public accounting firm. During 2007, the Audit Committee met six times and discussed the financial statements contained in each public filing with the management of the Company and Deloitte & Touche LLP prior to public release. The Audit Committee also considered the status of taxation matters and other areas of oversight relating to the financial reporting, internal control and audit process that the Audit Committee deemed appropriate.

The Audit Committee is currently composed of three non-employee Directors and acts pursuant to the Audit Committee Charter. The Board and the Audit Committee believe that the Audit Committee’s current member composition satisfies the rules of NASDAQ that govern Audit Committee composition, including the requirements that all Audit Committee members are “Independent Directors” as that term is defined by NASD Rule 4200(a) (14); all Audit Committee members are able to read and understand fundamental financial statements and at least one Audit Committee member is financially sophisticated.

The Board and the Audit Committee have considered the SEC’s Release No. 33-8177 and the requirements concerning an “Audit Committee Financial Expert”. The Board and the Audit Committee have determined that its Chairman, John H. Forsgren, qualifies as an “Audit Committee Financial Expert” and that he is also independent from the Company’s management under the current SEC standards.

The Audit Committee meets with Deloitte & Touche LLP, with and without management present, to discuss the overall scope of their audit of the Company’s annual consolidated financial statements and internal control over financial reporting, the results of their audits, the cooperation received by them during their audit examination and the overall quality of the Company’s financial reporting. The Audit Committee has reviewed and discussed the Company’s audited financial statements as of and for the year ended December 31, 2007 with management and Deloitte & Touche LLP. The Audit Committee has also discussed with Deloitte & Touche LLP the matters required to be discussed by Statement of Auditing Standards No. 61, “Communication with Audit Committees”, which include, among other items, matters related to the conduct of the audit of the Company’s financial statements. The Audit Committee has received written disclosures and a letter from Deloitte & Touche LLP required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees”, which relates to the accountant’s independence from the Company and its related entities, and has discussed with Deloitte & Touche LLP their independence from the Company.

Based on the review and discussions referred to herein, the Audit Committee has recommended to the Company’s Board of Directors that the Company’s audited financial statements should be included in the Company’s Annual Report on Form 10-K for the calendar year ended December 31, 2007 for filing with the SEC.

THE AUDIT COMMITTEE:

John H. Forsgren, Chairman

Vincent T. DeVita, Jr., M.D.

James J. Noble, M.A., F.C.A.

PRINCIPAL ACCOUNTANT FEES AND SERVICES

The Board appointed Deloitte & Touche LLP as the independent registered public accounting firm for the Company for the year ended December 31, 2007. Deloitte & Touche LLP has been regularly engaged by the Audit Committee to audit the Company’s annual financial statements and for other purposes. Representatives from Deloitte & Touche LLP are expected to be present at the Meeting and will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions from stockholders. Aggregate fees billed to the Company for the fiscal years ended December 31, 2007 and 2006 by the Company’s principal accountant, Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, “Deloitte & Touche”), were as follows:

	2007	2006
Audit fees	$278,100	$441,000
Tax fees	27,342	37,050
All other fees	—	10,000

Total	$305,442	$488,050

Audit fees include fees for professional services provided in connection with the annual audit of the Company’s consolidated financial statements, quarterly reviews of the Company’s consolidated financial statements, and fees for professional services rendered for the audits of (i) management’s assessment of the effectiveness of internal control over financial reporting and (ii) the effectiveness of internal control over financial reporting.

Tax fees include fees for review of the Company’s corporate income tax returns.

All other fees include fees for Audit Committee continuing education.

Pre-Approval Policy of the Audit Committee

Consistent with SEC policies, the services performed by Deloitte & Touche in 2007 and 2006 were pre-approved in accordance with the pre-approval policy set forth in the Audit Committee Charter. The Audit Committee pre-approves all audit services and permitted non-audit services performed or proposed to be undertaken by the independent registered public accounting firm (including the fees and terms thereof), except where such services are determined to be de minimis under the Exchange Act, giving particular attention to the relationship between the types of services provided and the independent registered public accounting firm’s independence. Pre-approval may be of classes of permitted services, such as “annual audit services”, “tax consulting services”, or similar broadly defined predictable or recurring services. The Audit Committee may delegate pre-approval authority to a subcommittee of one or more of its members. The subcommittee to which such authority is delegated must present, for informational purposes only, any pre-approval decisions to the Audit Committee at its next scheduled meeting.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Policies and Procedures for Related Person Transactions

Our Board has adopted written policies and procedures for the review of any transaction, arrangement or relationship in which CuraGen is a participant, the amount involved exceeds $120,000 and one of our executive officers, Directors, Director nominees or 5% stockholders (or their immediate family members), each of whom we refer to as a “related person”, has a direct or indirect material interest.

If a related person proposes to enter into such a transaction, arrangement or relationship, which we refer to as a “related person transaction”, the related person must report the proposed related person transaction to our general counsel. The policy calls for the proposed related person transaction to be reviewed and, if deemed appropriate, approved by our Audit Committee. Whenever practicable, the reporting, review and approval will occur prior to entry into the transaction. If advance review and approval is not practicable, the Audit committee will review, and, in its discretion, may ratify the related person transaction. The policy also permits the chairman of the Audit committee to review and, if deemed appropriate, approve proposed related person transactions that arise between Audit committee meetings, subject to ratification by the Audit committee at its next meeting. Any related person transactions that are ongoing in nature will be reviewed annually.

A related person transaction reviewed under the policy will be considered approved or ratified if it is authorized by the Audit committee after full disclosure of the related person’s interest in the transaction. As appropriate for the circumstances, the Audit committee will review and consider:

•	the related person’s interest in the related person transaction;

•	the approximate dollar value of the amount involved in the related person transaction;

•	the approximate dollar value of the amount of the related person’s interest in the transaction without regard to the amount of any profit or loss;

•	whether the transaction was undertaken in the ordinary course of our business;

•	whether the terms of the transaction are no less favorable to us than terms that could have been reached with an unrelated third party;

•	the purpose of, and the potential benefits to us of, the transaction; and

•

any other information regarding the related person transaction or the related person in the context of the proposed transaction that would be material to investors in light of the circumstances of the particular transaction.

The Audit committee may approve or ratify the transaction only if the Audit committee determines that, under all of the circumstances, the transaction is in CuraGen’s best interests. The Audit committee may impose any conditions on the related person transaction that it deems appropriate.

In addition to the transactions that are excluded by the instructions to the SEC’s related person transaction disclosure rule, the Board has determined that the following transactions do not create a material direct or indirect interest on behalf of related persons and, therefore, are not related person transactions for purposes of this policy:

•

interests arising solely from the related person’s position as an executive officer of another entity (whether or not the person is also a Director of such entity), that is a participant in the transaction, where (a) the related person and all other related persons own in the aggregate less than a 10% equity interest in such entity, (b) the related person and his or her immediate family members are not involved in the negotiation of the terms of the transaction and do not receive any special benefits as a result of the transaction and (c) the amount involved in the transaction equals less than the greater of $200,000 or 5% of the annual gross revenues of the company receiving payment under the transaction; and

•	a transaction that is specifically contemplated by provisions of CuraGen’s charter or bylaws.

The policy provides that transactions involving compensation of executive officers will be reviewed and approved by the Compensation Committee in the manner specified in its charter.

Related Party Transactions

Sale of 454 Life Sciences Corporation

On March 28, 2007, our majority-owned subsidiary 454 Life Sciences Corporation, or 454, entered into an Agreement and Plan of Merger by and among 454, Roche Holdings, Inc. and 13 Acquisitions, Inc., an indirect wholly-owned subsidiary of Roche Holdings, Inc. We refer to this agreement in the discussion below as the Merger Agreement. Roche Holdings, Inc. subsequently assigned the Merger Agreement to its affiliate Roche Diagnostics Operations, Inc., or RDO. Roche Holdings, Inc. and RDO are affiliates of F. Hoffman-La Roche Ltd., a global research-based healthcare company. Under the Merger Agreement, 13 Acquisitions, Inc. was merged with and into 454, with 454 continuing after the merger as the surviving corporation and an indirect wholly-owned subsidiary of Roche Holdings, Inc.

Under the terms of the Merger Agreement, upon the closing of the sale of 454 to RDO on May 25, 2007, the purchase price before transaction costs was approximately $152 million, of which RDO paid $140 million in cash and $12 million was received from the exercise of 454 stock options following the signing of the Merger Agreement and prior to the closing of the sale. Of the $140 million received from RDO, $25 million was placed in escrow for a period of 15 months, or until August 25, 2008, to provide for certain post-closing adjustments based on 454’s net working capital and net debt on May 25, 2007, and to secure the indemnification rights of RDO and its affiliates.

Following the closing, as required by the Merger Agreement, 454 prepared a closing balance sheet and calculated its net working capital and net debt as of the closing date. Based upon the closing balance sheet and net working capital and net debt calculations, RDO paid an additional amount of approximately $1 million in merger consideration to 454 stockholders.

We received approximately $68 million in merger consideration at the closing after deduction of transaction costs and an additional $0.6 million due to the working capital and net debt adjustment described above, and currently believe that we will receive our proportional share of the escrow fund, or approximately $14 million, plus accrued interest on our proportional share, after the expiration of the escrow term on August 25, 2008.

Interests of Related Persons in 454 Sale

Certain of our current and former executive officers, directors and principal stockholders had direct or indirect interests in the sale of 454 to RDO due to their ownership of shares of capital stock of 454 and, in the case of certain current and former executive officers and one former director, pursuant to certain compensatory programs and agreements. The table below summarizes the interests of the following individuals in the 454 sale: current executive officers; former executive officers who served as executive officers since the beginning of fiscal year 2007; current directors; director nominees; stockholders holding more than 5% of our common stock at the time of the sale; and immediate family members of the foregoing individuals.

The 454 sale was approved by a Special Committee of our Board of Directors consisting of three disinterested directors. The Special Committee took the interests described in the preceding paragraph into account in determining whether to approve the sale. Because the 454 sale was reviewed and approved by the

Special Committee, it was not reviewed and approved by our Audit Committee under our related person transaction policy, which is described below.

Name	Relationship	Payments Received in exchange for 454 Capital Stock (1)		Other Payments Received in connection with 454 Sale
Frank M. Armstrong	Former President and Chief Executive Officer and Director	$0		$250,000	(2)

David M. Wurzer	Former Executive Vice President, Chief Financial Officer and Treasurer	$225,041		$140,000	(2)

Paul M. Finigan	Executive Vice President and General Counsel	$0		$200,000	(2)

Elizabeth A. Whayland	Former Senior Vice President of Finance and Corporate Secretary	$37,507		$47,500	(2)

Christopher K. McLeod	Former President and CEO of 454 Life Sciences Corporation; considered an executive officer of CuraGen until January 24, 2007	$1,533,503	(3)	$400,000	(4)

Sean A. Cassidy	Vice President and Chief Financial Officer; Former Corporate Controller of 454 Life Sciences Corporation	$18,744		$25,741	(5)

Robert E. Patricelli	Director and Non-Executive Chairman of the Board; Director Nominee	$966,549	(6)	$0

Jonathan M. Rothberg	Former Director; Holder of more than 5% of CuraGen’s outstanding common stock as of April 30, 2007(7)	$20,144,288	(8)	$75,000	(9)

Patrick J. Zenner	Director	$168,781		$0

(1)	Figures do not include the proportional share of the escrow fund that may be received by the specified individuals after the expiration of the escrow term on August 25, 2008.
(2)	Consists of a cash bonus approved by the Compensation Committee in recognition of the specified individual’s efforts in connection with the sale of 454.
(3)	Includes payments received by MFIC L.L.C., an entity controlled by Mr. McLeod, in exchange for 454 capital stock held by it.
(4)	Consists of a cash award approved by a special committee of 454’s Board of Directors under 454’s 2007 Senior Incentive Plan, which is filed as Exhibit 99.2 to our Current Report on Form 8-K filed April 2, 2007. In addition to this cash award, all of Mr. McLeod’s unvested shares of CuraGen common stock and options to purchase CuraGen common stock vested in full as of the effective date of the merger, and he is entitled to 24 months salary continuation and benefits coverage, a lump sum bonus payment and an extended period of time to exercise his CuraGen stock options if his employment with 454 is terminated, or if he terminates his employment with 454 for good reason, within 12 months after the effective date of the merger, in each case pursuant to the terms of his employment agreement with 454.
(5)	Consists of cash awards approved by a special committee of 454’s Board of Directors under 454’s 2007 Senior Incentive Plan and 2007 Retention Plan.
(6)	Includes payments received by immediate family members of Mr. Patricelli in exchange for 454 capital stock held by them.
(7)	Based upon a Form 4 filed by Dr. Rothberg on May 3, 2007, as amended by a Form 4/A filed by Dr. Rothberg on May 4, 2007.
(8)	Includes payments received by immediate family members of Dr. Rothberg in exchange for 454 capital stock held by them.
(9)	Dr. Rothberg received this payment due to his termination as Chairman of 454’s Board of Directors upon effectiveness of the merger, in accordance with the terms of the Chairmanship Agreement between Dr. Rothberg, 454 and CuraGen.

PROPOSAL TWO—APPROVE AN AMENDMENT TO THE COMPANY’S 2007 STOCK INCENTIVE PLAN TO INCREASE THE AGGREGATE NUMBER OF SHARES OF COMMON STOCK AVAILABLE FOR ISSUANCE PURSUANT TO AWARDS MADE UNDER OUR 2007 STOCK INCENTIVE PLAN FROM 3,000,000 TO 6,000,000

General

Our stockholders approved our 2007 Stock Incentive Plan, or the 2007 Plan, in May 2007. A total of 3,000,000 shares of our common stock were originally available for issuance under the 2007 Plan. As of April 1, 2008, 23,060 shares of common stock remain available for issuance under the 2007 Plan. On March 20, 2008, our Board of Directors voted to approve an amendment to the 2007 Plan to increase by 3,000,000 shares the aggregate number of shares of common stock for which stock options or stock awards may be granted under the 2007 Plan, for a total of 6,000,000 shares. In connection with the approval, the Board considered, among other things, the fact that upon approval of the 2007 Plan by the shareholders on May 2, 2007, the total number of shares issuable under the 2007 Plan and its predecessor plan, the 1997 Plan totaled 10,506,495 shares, or 16.6% of the outstanding shares of the Company as of such date, assuming issuance of all shares under such Plans. The Board further considered the fact that during the first year of the 2007 Plan, a total of 5,316,930 previously issued awards under the 1997 Plan were terminated or forfeited, so that the combined potential dilution under both Plans during this period fell to 8.8% before the proposed increase to the 2007 Plan. The proposed increase to the 2007 Plan will result in a combined potential dilution under both Plans of 13.2%, a decrease of 3.4% from the potential dilution that existed as of May 2, 2007. Our Board believes that the increase to the 2007 Plan is advisable to give us the flexibility needed to attract, retain and motivate employees, Directors and consultants. As required by the terms of the 2007 Plan, this amendment is being submitted for stockholder approval at the Meeting to ensure continued qualification of the 2007 Plan and awards made thereunder under The Nasdaq Stock Market rules and Sections 422 and 162(m) of the Internal Revenue Code of 1986, as amended, which we refer to below as the “code”. For further information regarding requirements for amending the 2007 Plan, please see the section entitled “Amendment or Termination” below.

Our Board believes that our future success depends, in large part, upon our ability to maintain a competitive position in attracting, retaining and motivating key personnel. Accordingly, our Board believes that the proposed amendment of the 2007 Plan is in our best interests and in the best interests of our stockholders and recommends a vote “FOR” the approval of the amendment of the 2007 Plan to increase the number of shares of common stock available for issuance under the 2007 Plan by 3,000,000 shares, for a total of 6,000,000 shares.

Description of the 2007 Plan

The following is a brief summary of the 2007 Plan as amended by the proposed amendment, a copy of which is attached as Appendix A to this Proxy Statement. All references to the “2007 Plan” below refer to the 2007 Plan, as amended by the proposed amendment. The proposed amendment does not modify the 2007 Plan other than with respect to the number of shares available for issuance thereunder.

Types of Awards

The 2007 Plan provides for the grant of incentive stock options intended to qualify under Section 422 of the code, non-statutory stock options, stock appreciation rights, restricted stock, restricted stock units and other stock-based awards as described below, which we collectively refer to as awards.

Incentive Stock Options and Non-statutory Stock Options. Optionees receive the right to purchase a specified number of shares of our common stock at a specified option price and subject to such other terms and conditions as are specified in connection with the option grant. Options will be granted at an exercise price which will not be less than 100% of the fair market value of our common stock on the date of grant; provided that if the

Board approves the grant of an option with an exercise price to be determined on a future date, the exercise price will not be less than 100% of the fair market value on such future date. In addition, under present law, incentive stock options and options intended to qualify as performance-based compensation under Section 162(m) of the code may not be granted at an exercise price less than 100% of the fair market value of our common stock on the date of grant (or less than 110% of the fair market value in the case of incentive stock options granted to optionees holding more than 10% of our voting power). Options may not be granted for a term in excess of ten years. The 2007 Plan permits the following forms of payment of the exercise price of options: (i) payment by cash, check or in connection with a “cashless exercise” through a broker, (ii) subject to certain conditions, delivery to us of shares of our common stock, (iii) subject to certain conditions, delivery to us of a promissory note, (iv) any other lawful means of payment or (v) any combination of these forms of payment.

Stock Appreciation Rights. A stock appreciation right, or SAR, is an award entitling the holder, upon exercise, to receive an amount in our common stock or cash or a combination thereof determined in whole or in part by reference to appreciation, from and after the date of grant, in the fair market value of a share of our common stock. SARs may be granted independently or in tandem with an option. The grant price or exercise price of an SAR will not be less than 100% of the fair market value per share of our common stock on the date of grant of the SAR; provided that if the Board approves the grant of an SAR with an exercise price to be determined on a future date, the exercise price will not be less than 100% of the fair market value on such future date. The term of an SAR will not be for more than 10 years from the date of grant.

Restricted Stock Awards. Restricted stock awards entitle recipients to acquire shares of our common stock, subject to our right to repurchase all or part of such shares from the recipient in the event that the conditions specified in the applicable award are not satisfied prior to the end of the applicable restriction period established for such award. Recipients of restricted stock awards are entitled to all ordinary cash dividends paid with respect to the shares subject to such awards, unless otherwise provided by the Board. If any dividends or distributions are paid in shares, or consist of a dividend or distribution to holders of our common stock other than an ordinary cash dividend, the shares, cash or other property will be subject to the same restrictions on transferability and forfeitability as the shares of restricted stock with respect to which they were paid. Each dividend payment will be made no later than the end of the calendar year in which the dividends are paid to stockholders of that class of stock or, if later, the 15th day of the third month following the date the dividends are paid to stockholders of that class of stock.

Restricted Stock Unit Awards. Restricted stock unit awards entitle the recipient to receive shares of our common stock to be delivered at the time such shares vest pursuant to the terms and conditions established by the Board. Upon the vesting of and/or lapsing of any other restrictions (i.e., settlement) with respect to a restricted stock unit award, the recipient is entitled to receive from us one share of our common stock or an amount of cash equal to the fair market value of one share of our common stock, as provided in the applicable award agreement. The Board may, at its discretion, provide that settlement of restricted stock unit awards will be deferred, on a mandatory basis or at the election of the recipient. A recipient has no voting rights with respect to any restricted stock unit awards. To the extent provided by the Board, in its sole discretion, a grant of a restricted stock unit award may provide recipients with the right to receive an amount equal to any dividends or other distributions declared and paid on an equal number of outstanding shares of our common stock, which we refer to as dividend equivalents. Dividend equivalents may be paid currently or credited to an account for the recipients, may be settled in cash and/or shares of our common stock and may be subject to the same restrictions on transfer and forfeitability as the restricted stock unit awards with respect to which paid, as determined by the Board in its sole discretion, subject to the terms and conditions established by the Board and set forth in the applicable award agreement.

Other Stock-Based Awards. Under the 2007 Plan, the Board has the right to grant other awards based upon our common stock having such terms and conditions as the Board may determine, including the grant of shares based upon certain conditions, the grant of awards that are valued in whole or in part by reference to, or otherwise based on, shares of our common stock and the grant of awards entitling recipients to receive shares of our common stock to be delivered in the future.

Performance Conditions. Grants of restricted stock awards, restricted stock unit awards or other stock-based awards may be made subject to the achievement of performance goals. We refer to such performance-based awards as performance awards. Performance awards may also provide for cash payments of up to $1,000,000 per calendar year per individual. Grants of performance awards to any officer intended to qualify for deduction under Section 162(m) of the code will only be made by the Compensation Committee, and will be based on one or more of the following measures: (a) net income, (b) earnings before or after discontinued operations, interest, taxes, depreciation and/or amortization, (c) operating profit before or after discontinued operations and/or taxes, (d) sales, (e) sales growth, (f) earnings growth, (g) cash flow or cash position, (h) gross margins, (i) stock price, (j) market share, (k) return on sales, assets, equity or investment, (l) improvement of financial ratings, (m) achievement of balance sheet or income statement objectives, (n) total stockholder return or (o) outcomes of clinical trials. These performance measures may be absolute in their terms or measured against or in relationship to other companies comparably, similarly or otherwise situated. Such performance measures may be adjusted to exclude any one or more of (i) extraordinary items, (ii) gains or losses on the dispositions of discontinued operations, (iii) the cumulative effects of changes in accounting principles, (iv) the writedown of any asset and (v) charges for restructuring and rationalization programs. Such performance measures: (i) may vary by participant and may be different for different awards; (ii) may be particular to a participant or the department, branch, line of business, subsidiary or other unit in which the participant works and may cover such period as may be specified by the Compensation Committee and (iii) will be set by the Compensation Committee within the time period prescribed by, and will otherwise comply with the requirements of, Section 162(m). Awards that are not intended to qualify for deduction under Section 162(m) may be based on these or such other performance measurers as the Board of Directors may determine.

Transferability of Awards

Awards may not be sold, assigned, transferred, pledged or otherwise encumbered by the person to whom they are granted, either voluntarily or by operation of law, except by will or the laws of descent and distribution or, other than in the case of an incentive stock option, pursuant to a qualified domestic relations order. During the life of the participant, awards are exercisable only by the participant. The Board may, however, provide in an award for the gift of such award to immediate family members or family trusts or similar entities, provided that certain requirements are met.

Eligibility to Receive Awards

Employees, officers, Directors, consultants and advisors of ours and our subsidiaries and of other business ventures in which we have a controlling interest are eligible to be granted awards under the 2007 Plan. Under present law, however, incentive stock options may only be granted to employees of ours and our subsidiaries.

The maximum number of shares with respect to which awards may be granted to any participant under the 2007 Plan may not exceed 750,000 shares per calendar year. For purposes of this limit, the combination of an option in tandem with SAR is treated as a single award. The maximum number of shares with respect to which awards other than options and SARs may be granted is 50% of the maximum number of shares available for awards under the 2007 Plan.

Plan Benefits

As of March 24, 2008, approximately 30 persons were eligible to receive awards under the 2007 Plan, including our three executive officers and six non-employee Directors. Other than stock option awards granted pursuant to our non-employee Director compensation policy, the granting of awards under the 2007 Plan is discretionary, and we cannot now determine the number or type of awards to be granted in the future to any particular person or group. See “Compensation of Directors” above for a description of our non-employee Director Compensation policy.

Past Awards under 2007 Plan

During the period commencing on May 2, 2007, the date of adoption of the 2007 Plan, and ending on March 24, 2008, we awarded stock options to purchase a total of 2,213,956 shares of our common stock at exercise prices ranging from $0.69 to $2.73 and restricted stock awards covering a total of 1,100,000 shares of our common stock under the 2007 Plan. Of these stock options and restricted stock awards, as of March 24, 2008, options to purchase a total of 12,016 shares have been cancelled and a total of 525,000 restricted shares have been forfeited pursuant to the terms of the applicable award agreements. The following table sets forth information about stock option and restricted stock awards made under the 2007 Plan to (i) our Named Executives; (ii) our current executive officers, both individually and as a group; (iii) our current directors who are not executive officers, as a group; (iv) our director nominees; and (v) all employees who are not executive officers, as a group. In all cases, the securities underlying the stock options or awarded pursuant to restricted stock awards are shares of our common stock. Except for certain performance-based stock option awards granted to executive officers which vest if our common stock reaches and maintains a specified closing price on the Nasdaq Global Market for a specified number of days by a designated date and stock option awards granted pursuant to our non-employee director compensation policy, stock options generally vest 25% on the first anniversary of the date of grant and quarterly thereafter through the fourth anniversary of the date of grant. Restricted stock awards generally vest 50% on the first anniversary of the date of grant and 50% on the second anniversary of the date of grant. All stock option awards expire ten years after the date of grant.

The information regarding past awards under the 2007 Plan is provided for informational purposes only, and is not necessarily indicative of the amount and types of awards that may be granted under the 2007 Plan in the future.

Name and Position	Number of Shares of Common Stock Underlying Stock Option Awards Granted through March 24, 2008		Number of Shares of Common Stock Subject to Restricted Stock Awards Granted through March 24, 2008
Timothy M. Shannon, M.D.	500,000		250,000
President and Chief Executive Officer
Sean A. Cassidy	50,000		50,000
Vice President and Chief Financial Officer
Paul M. Finigan	289,000		200,000
Executive Vice President, General Counsel and Corporate Secretary
Frank M. Armstrong, M.D. (1)	—		200,000	(2)
Former President and Chief Executive Officer
Elizabeth A. Whayland (1)	—		125,000	(2)
Former Senior Vice President of Finance and Corporate Secretary
David M. Wurzer (1)	—		200,000	(2)
Former Executive Vice President, Chief Financial Officer and Treasurer
All current executive officers, as a group (3 persons)	839,000		500,000
All current directors who are not executive officers, as a group (6 persons)	200,000		—
Director nominees:
John H. Forsgren	40,000		—
Robert E. Patricelli	50,000		—
James J. Noble	30,000		—
All employees who are not executive officers, as a group (27 persons)	1,174,956	(3)	75,000

(1)	Dr. Armstrong’s employment at the Company in this position terminated on January 1, 2008. Ms. Whayland’s employment at the Company in this position terminated on January 1, 2008, and Mr. Wurzer’s employment at the Company in this position terminated March 31, 2008.
(2)	All restricted shares have been forfeited in accordance with the terms of the applicable restricted stock agreement.
(3)	Includes 12,016 shares subject to stock options that have been cancelled in accordance with the terms of the applicable option agreements.

On March 24, 2008, the last reported sale price of our common stock on the NASDAQ Global Market was $0.74.

As of March 24, 2008, without giving effect to the proposed amendment, each of the following individuals holds stock option and/or restricted stock awards covering more than five percent (5%) of the total shares issuable under the 2007 Plan: Dr. Shannon, 25%; Mr. Finigan, 16%; and Mr. Wurzer, 6.6%, although Mr. Wurzer’s awards were forfeited upon the termination of his employment on March 31, 2008. After giving effect to the proposed amendment, and assuming for this purpose that no additional stock option or restricted stock awards are granted to these individuals after March 24, 2008, each of the following individuals will hold options and/or restricted stock awards covering more than five percent (5%) of the total shares issuable under the 2007 Plan: Dr. Shannon, 12.5% and Mr. Finigan, 8%.

No stock option or restricted stock awards have been made under the 2007 Plan to any associate (as defined in Rule 14a-1 under the Exchange Act) of any current director, director nominee or current executive officer.

Administration

The 2007 Plan is administered by the Board. The Board has the authority to adopt, amend and repeal the administrative rules, guidelines and practices relating to the 2007 Plan and to interpret the provisions of the 2007 Plan. Pursuant to the terms of the 2007 Plan, the Board may delegate authority under the 2007 Plan to one or more committees or subcommittees of the Board. The Board has authorized the Compensation Committee to administer certain aspects of the 2007 Plan, including the granting of options to executive officers.

Subject to any applicable limitations contained in the 2007 Plan, the Board, the Compensation Committee or any other committee to whom the Board delegates authority, as the case may be, selects the recipients of awards and determines (i) the number of shares of our common stock covered by options and the dates upon which such options become exercisable, (ii) the exercise price of options (which may not be less than 100% of the fair market value of our common stock), (iii) the duration of options (which may not exceed 10 years) and (iv) the number of shares of our common stock subject to any SAR, restricted stock award, restricted stock unit award or other stock-based awards and the terms and conditions of such awards, including conditions for repurchase, issue price and repurchase price.

The Board may, to the extent permitted by applicable law, delegate to one or more of our officers the power to grant awards to our employees or officers, or employees or officers of our subsidiaries, and to exercise such other powers under the 2007 Plan as the Board of Directors may determine, provided that the Board will fix the terms of the awards to be granted by such officers and the maximum number of shares subject to such awards; provided, however, that none of our officers will be authorized to grant awards to any of our “executive officers” (as that term is defined by Rule 3b-7 under the Exchange Act) or to any “officer” (as that term is defined by Rule 16a-1 under the Exchange Act).

Adjustments and Reorganization Event

The Board is required to make appropriate adjustments in connection with the 2007 Plan and any outstanding awards to reflect stock splits, stock dividends, recapitalizations, spin-offs and other similar changes in capitalization. The 2007 Plan also contains provisions addressing the consequences of any reorganization event, which is defined as (a) any merger or consolidation of us with or into another entity as a result of which all of our common stock is converted into or exchanged for the right to receive cash, securities or other property, or is cancelled or (b) any exchange of all of our common stock for cash, securities or other property pursuant to a share exchange transaction or (c) any liquidation or dissolution of the Company.

In connection with a reorganization event, the Board or the Compensation Committee will take any one or more of the following actions as to all or any, or any portion, of outstanding awards other than restricted stock awards on such terms as the Board of Directors or the Compensation Committee determines: (i) provide that awards will be assumed, or substantially equivalent awards will be substituted, by the acquiring or succeeding corporation (or an affiliate thereof), (ii) upon written notice, provide that all unexercised options or other unexercised awards will terminate immediately prior to the consummation of such reorganization event unless exercised within a specified period following the date of such notice, (iii) provide that outstanding awards will become exercisable, realizable or deliverable, or restrictions applicable to an award will lapse, in whole or in part prior to or upon such reorganization event, (iv) in the event of a reorganization event under the terms of which holders of our common stock will receive upon consummation thereof a cash payment for each share surrendered in the reorganization event, which we refer to as the acquisition price, make or provide for a cash payment to an award holder equal to the excess, if any, of (A) the acquisition price times the number of shares of our common stock subject to the holder’s awards (to the extent the exercise price does not exceed the acquisition price) over (B) the aggregate exercise price of all the holder’s outstanding awards and any applicable tax withholdings, in exchange for the termination of such awards, (v) provide that, in connection with a liquidation or dissolution of the Company, awards will convert into the right to receive liquidation proceeds (if applicable, net of the exercise price thereof and any applicable tax withholdings) and (vi) any combination of the foregoing. In taking any of these permitted actions, the Board will not be obligated by the 2007 Plan to treat all awards, or all awards of the same type, identically.

Upon a reorganization event other than a liquidation or dissolution of the Company, our repurchase and other rights under each outstanding restricted stock award will inure to the benefit of our successor and will, unless the Board determines otherwise, apply to the cash, securities or other property which our common stock was converted into or exchanged for pursuant to the reorganization event in the same manner and to the same extent as they applied to our common stock subject to such restricted stock award. Upon a reorganization event involving the liquidation or dissolution of the Company, except in certain circumstances, all restrictions and conditions on all restricted stock awards then outstanding will automatically be deemed terminated or satisfied.

Acceleration

The Board or the Compensation Committee may at any time provide that any award will become immediately exercisable in full or in part, free of some or all restrictions or conditions or otherwise realizable in full or in part, as the case may be.

Shares Available for Awards

For purposes of counting the number of shares available for the grant of awards under the 2007 Plan:

•

shares of our common stock covered by independent SARs will be counted against the number of shares available for the grant of awards under the 2007 Plan, provided, however, that independent SARs that may be settled in cash only will not be so counted;

•

if any award (i) expires or is terminated, surrendered, canceled or forfeited or (ii) results in any of our common stock not being issued, including as a result of an independent SAR that was settleable either in cash or in stock actually being settled in cash, the unused shares of our common stock covered by such award will again be available for grant under the 2007 Plan; and

•

shares of our common stock tendered to us by a participant to purchase shares of our common stock upon the exercise of an award or to satisfy tax withholding obligations will not be added back to the number of shares available for future grant of awards under the 2007 Plan.

The foregoing is subject, in the case of incentive stock options, to any limitations under the code.

Substitute Options

In connection with a merger or consolidation of an entity with us or the acquisition by us of property or stock of an entity, the Board may grant awards in substitution for any options or other stock or stock-based awards granted by such entity or an affiliate thereof. Substitute awards may be granted on such terms, as the Board deems appropriate in the circumstances, notwithstanding any limitations on awards contained in the 2007 Plan. Substitute awards will not count against the 2007 Plan’s overall share limit, except as may be required by the code.

Limitation on Repricing

Unless approved by our stockholders, (i) no outstanding option granted under the 2007 Plan may be amended to provide an exercise price per share that is lower than the then-current exercise price per share of such outstanding option and (ii) the Board may not cancel any outstanding option, whether or not granted under the 2007 Plan, and grant in substitution therefore new awards under the 2007 Plan covering the same or a different number of shares of our common stock and having an exercise price per share lower than the then-current exercise price per share of the cancelled option.

Provisions for Foreign Participants

The Board or the Compensation Committee may modify awards granted to participants who are foreign nationals or employed outside the United States or establish subplans or procedures under the 2007 Plan to recognize differences in laws, rules, regulations or customs of such foreign jurisdictions with respect to tax, securities, currency, employee benefit or other matters.

Amendment or Termination

No award may be made under the 2007 Plan ten years after stockholder approval but awards previously granted may extend beyond that date. The Board may at any time amend, suspend or terminate the 2007 Plan, provided that:

•

to the extent required by Section 162(m) of the code, no award granted to a participant that is intended to comply with Section 162(m) after the date of such amendment will become exercisable, realizable or vested, as applicable to such award, unless and until such amendment shall have been approved by our stockholders if required by Section 162(m), including the vote required under Section 162(m);

•

no amendment that would require stockholder approval under the rules of the NASDAQ Stock Market, or NASDAQ, may be made effective unless and until such amendment shall have been approved by our stockholders; and

•

if NASDAQ amends its corporate governance rules so that such rules no longer require stockholder approval of material amendments to equity compensation plans, then, from and after the effective date of such amendments to the NASDAQ rules, no amendment to the 2007 Plan

•	materially increasing the number of shares authorized under the 2007 Plan,

•	expanding the types of awards that may be granted under the 2007 Plan, or

•	materially expanding the class of participants eligible to participate in the 2007 Plan shall be effective unless stockholder approval is obtained.

In addition, if at any time the approval of our stockholders is required as to any other modification or amendment under Section 422 of the code or any successor provision with respect to incentive stock options, the Board may not effect such modification or amendment without such approval. Unless otherwise specified in the amendment, any amendment to the 2007 Plan will apply to, and be binding on, the holders of all awards outstanding under the 2007 Plan at the time the amendment is adopted, provided the Board determines that such amendment does not materially and adversely affect the rights of participants under the 2007 Plan. No award will be made that is conditioned upon stockholder approval of any amendment to the 2007 Plan.

If our stockholders do not approve the adoption of the proposed amendment to the 2007 Plan, the proposed amendment will not go into effect, and we will not be able to grant any additional awards under the 2007 Plan after we have granted awards with respect to the 23,060 shares remaining available for issuance under the 2007 Plan as of April 1, 2008. In such event, the Board will consider whether to adopt alternative arrangements based on its assessment of our needs.

Federal Income Tax Consequences

The following is a summary of the United States federal income tax consequences that generally will arise with respect to awards granted under the 2007 Plan. This summary is based on the federal tax laws in effect as of the date of this Proxy Statement. In addition, this summary assumes that all awards are exempt from, or comply with, the rules under Section 409A of the code regarding nonqualified deferred compensation. The plan provides that no award will provide for deferral of compensation that does not comply with Section 409A of the code, unless the Board of Directors, at the time of grant, specifically provides that the award is not intended to comply with Section 409A. Changes to these laws could alter the tax consequences described below.

Incentive Stock Options

A participant will not have income upon the grant of an incentive stock option. Also, except as described below, a participant will not have income upon exercise of an incentive stock option if the participant has been employed by us or our corporate parent or 50% or more-owned corporate subsidiary at all times beginning with the option grant date and ending three months before the date the participant exercises the option. If the participant has not been so employed during that time, then the participant will be taxed as described below under “Non-statutory Stock Options.” The exercise of an incentive stock option may subject the participant to the alternative minimum tax.

A participant will have income upon the sale of the stock acquired under an incentive stock option at a profit (if sales proceeds exceed the exercise price). The type of income will depend on when the participant sells the stock. If a participant sells the stock more than two years after the option was granted and more than one year after the option was exercised, then all of the profit will be long-term capital gain. If a participant sells the stock prior to satisfying these waiting periods, then the participant will have engaged in a disqualifying disposition and a portion of the profit will be ordinary income and a portion may be capital gain. This capital gain will be long-term if the participant has held the stock for more than one year and otherwise will be short-term. If a participant sells the stock at a loss (sales proceeds are less than the exercise price), then the loss will be a capital loss. This capital loss will be long-term if the participant held the stock for more than one year and otherwise will be short-term.

Non-statutory Stock Options

A participant will not have income upon the grant of a non-statutory stock option. A participant will have compensation income upon the exercise of a non-statutory stock option equal to the value of the stock on the day the participant exercised the option less the exercise price. Upon sale of the stock, the participant will have capital gain or loss equal to the difference between the sales proceeds and the value of the stock on the day the option was exercised. This capital gain or loss will be long-term if the participant has held the stock for more than one year and otherwise will be short-term.

Stock Appreciation Rights

A participant will not have income upon the grant of a stock appreciation right. A participant generally will recognize compensation income upon the exercise of an SAR equal to the amount of the cash and the fair market value of any stock received. Upon the sale of the stock, the participant will have capital gain or loss equal to the difference between the sales proceeds and the value of the stock on the day the SAR was exercised. This capital gain or loss will be long-term if the participant held the stock for more than one year and otherwise will be short-term.

Restricted Stock Awards

A participant will not have income upon the grant of restricted stock unless an election under Section 83(b) of the code is made within 30 days of the date of grant. If a timely 83(b) election is made, then a participant will have compensation income equal to the value of the stock less the purchase price. When the stock is sold, the participant will have capital gain or loss equal to the difference between the sales proceeds and the value of the stock on the date of grant. If the participant does not make an 83(b) election, then when the stock vests the participant will have compensation income equal to the value of the stock on the vesting date less the purchase price. When the stock is sold, the participant will have capital gain or loss equal to the sales proceeds less the value of the stock on the vesting date. Any capital gain or loss will be long-term if the participant held the stock for more than one year and otherwise will be short-term.

Restricted Stock Units

A participant will not have income upon the grant of a restricted stock unit. A participant is not permitted to make a Section 83(b) election with respect to a restricted stock unit award. When the restricted stock unit vests, the participant will have income on the vesting date in an amount equal to the fair market value of the stock on the vesting date less the purchase price, if any. When the stock is sold, the participant will have capital gain or loss equal to the sales proceeds less the value of the stock on the vesting date. Any capital gain or loss will be long-term if the participant held the stock for more than one year and otherwise will be short-term.

Other Stock-Based Awards

The tax consequences associated with any other stock-based award granted under the 2007 Plan will vary depending on the specific terms of such award. Among the relevant factors are whether or not the award has a readily ascertainable fair market value, whether or not the award is subject to forfeiture provisions or restrictions on transfer, the nature of the property to be received by the participant under the award and the participant’s holding period and tax basis for the award or underlying common stock.

Tax Consequences to Us

There will be no tax consequences to us except that we will be entitled to a deduction when a participant has compensation income. Any such deduction will be subject to the limitations of Section 162(m) of the code.

STOCKHOLDER PROPOSALS AND NOMINATIONS FOR DIRECTOR

Stockholders who intend to have a proposal considered for inclusion in our proxy materials for presentation at our 2009 Annual Meeting of Stockholders pursuant to Rule 14a-8 under the Exchange Act must submit the proposal to us at our offices at 322 East Main Street, Branford, Connecticut 06405, attention Corporate Secretary, for receipt no later than December 19, 2008.

Stockholders who intend to present a proposal at such meeting without inclusion of such proposal in our proxy materials pursuant to Rule 14a-8 under the Exchange Act are required to provide advance written notice of such proposal to us at the aforementioned address not later than March 4, 2009 or earlier than February 2, 2009. Our bylaws specify the information that must be included in any such notice, including a brief description of the business to be brought before the annual meeting and the name of the stockholder proposing such business.

If we do not receive notice of a stockholder proposal within this timeframe, our management will use their discretionary authority to vote the shares they represent. We reserve the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these or other applicable requirements.

HOUSEHOLDING OF ANNUAL MEETING MATERIALS

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” Proxy Statements and annual reports. This means that only one copy of our Proxy Statement or Annual Report may have been sent to multiple stockholders in your household. We will promptly deliver a separate copy of either document to you if you write to us at 322 East Main Street, Branford, Connecticut 06405, or call us at (203) 481-1104. If you want to receive separate copies of the Annual Report and Proxy Statement in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker or other nominee record holder, or you may contact us at the above address and phone number.

OTHER MATTERS

The Board of Directors is not aware of any matter to be presented for action at the Meeting other than the matters referred to above and does not intend to bring any other matters before the Meeting. However, if other matters should properly come before the Meeting, it is intended that holders of the proxies will vote thereon in their discretion.

GENERAL

The accompanying proxy is solicited by and on behalf of our Board, whose notice of meeting is attached to this Proxy Statement, and the entire cost of such solicitation will be borne by us.

In addition to the use of the mails, proxies may be solicited by personal interview, telephone and telegram by Directors, officers and other employees of the Company who will not be specially compensated for these services. We will also request that brokers, nominees, custodians and other fiduciaries forward soliciting materials to the beneficial owners of shares held of record by such brokers, nominees, custodians and other fiduciaries. We will reimburse such persons for their reasonable expenses in connection therewith.

Certain information contained in this Proxy Statement relating to the occupations and security holdings of our Directors and officers is based upon information received from the individual Directors and officers.

WE WILL FURNISH, WITHOUT CHARGE, A COPY OF OUR REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2007, INCLUDING CONSOLIDATED FINANCIAL STATEMENTS AND SCHEDULE THERETO BUT NOT INCLUDING EXHIBITS, TO EACH OF OUR STOCKHOLDERS OF RECORD ON MARCH 24, 2008, AND TO EACH BENEFICIAL STOCKHOLDER ON THAT DATE UPON WRITTEN REQUEST MADE TO CORPORATE SECRETARY, CURAGEN CORPORATION, 322 EAST MAIN STREET, BRANFORD, CONNECTICUT 06405. A REASONABLE FEE WILL BE CHARGED FOR COPIES OF REQUESTED EXHIBITS.

PLEASE DATE, SIGN AND RETURN THE PROXY CARD AT YOUR EARLIEST CONVENIENCE IN THE ENCLOSED RETURN ENVELOPE. A PROMPT RETURN OF YOUR PROXY CARD WILL BE APPRECIATED AS IT WILL SAVE THE EXPENSE OF FURTHER MAILINGS.

By Order of the Board of Directors

Executive Vice President, General Counsel

and Corporate Secretary

Branford, Connecticut

April 18, 2008

APPENDIX A

CURAGEN CORPORATION

2007 STOCK INCENTIVE PLAN

(as Amended by the Board of Directors on

March 20, 2008

Subject to Stockholder Approval)

1. Purpose

The purpose of this 2007 Stock Incentive Plan (the “Plan”) of CuraGen Corporation, a Delaware corporation (the “Company”), is to advance the interests of the Company’s stockholders by enhancing the Company’s ability to attract, retain and motivate persons who are expected to make important contributions to the Company and by providing such persons with equity ownership opportunities and performance-based incentives that are intended to better align the interests of such persons with those of the Company’s stockholders. Except where the context otherwise requires, the term “Company” shall include any of the Company’s present or future parent or subsidiary corporations as defined in Sections 424(e) or (f) of the Internal Revenue Code of 1986, as amended, and any regulations promulgated thereunder (the “Code”) and any other business venture (including, without limitation, joint venture or limited liability company) in which the Company has a controlling interest, as determined by the Board of Directors of the Company (the “Board”).

2. Eligibility

All of the Company’s employees, officers, directors, consultants and advisors are eligible to be granted options, stock appreciation rights, restricted stock, restricted stock units and other stock-based awards (each, an “Award”) under the Plan. Each person who receives an Award under the Plan is deemed a “Participant”.

3. Administration and Delegation

(a) Administration by Board of Directors. The Plan will be administered by the Board. The Board shall have authority to grant Awards and to adopt, amend and repeal such administrative rules, guidelines and practices relating to the Plan as it shall deem advisable. The Board may construe and interpret the terms of the Plan and any Award agreements entered into under the Plan. The Board may correct any defect, supply any omission or reconcile any inconsistency in the Plan or any Award in the manner and to the extent it shall deem expedient to carry the Plan into effect and it shall be the sole and final judge of such expediency. All decisions by the Board shall be made in the Board’s sole discretion and shall be final and binding on all persons having or claiming any interest in the Plan or in any Award. No director or person acting pursuant to the authority delegated by the Board shall be liable for any action or determination relating to or under the Plan made in good faith.

(b) Appointment of Committees. To the extent permitted by applicable law, the Board may delegate any or all of its powers under the Plan to one or more committees or subcommittees of the Board (a “Committee”). All references in the Plan to the “Board” shall mean the Board or a Committee of the Board or the officers referred to in Section 3(c) to the extent that the Board’s powers or authority under the Plan have been delegated to such Committee or officers.

(c) Delegation to Officers. To the extent permitted by applicable law, the Board may delegate to one or more officers of the Company the power to grant Awards (subject to any limitations under the Plan) to employees or officers of the Company or any of its present or future subsidiary corporations and to exercise such other powers under the Plan as the Board may determine, provided that the Board shall fix the terms of the Awards to be granted by such officers (including the exercise price of such Awards, which may include a formula by which the exercise price will be determined) and the maximum number of shares subject to Awards that the officers may grant; provided further, however, that no officer shall be authorized to grant Awards to any “executive officer” of the Company (as defined by Rule 3b-7 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) or to any “officer” of the Company (as defined by Rule 16a-1 under the Exchange Act).

4. Stock Available for Awards

(a) Number of Shares. Subject to adjustment under Section 10, Awards may be made under the Plan for up to 6,000,000 shares of common stock, $0.01 par value per share, of the Company (the “Common Stock”). For purposes of counting the number of shares available for the grant of Awards under the Plan, (i) shares of Common Stock covered by independent SARs shall be counted against the number of shares available for the grant of Awards under the Plan; provided, however, that independent SARs that may be settled in cash only shall not be so counted; (ii) if any Award (A) expires or is terminated, surrendered or canceled without having been fully exercised or is forfeited in whole or in part (including as the result of shares of Common Stock subject to such Award being repurchased by the Company at the original issuance price pursuant to a contractual repurchase right) or (B) results in any Common Stock not being issued (including as a result of an independent SAR that was settleable either in cash or in stock actually being settled in cash), the unused Common Stock covered by such Award shall again be available for the grant of Awards under the Plan; provided, however, in the case of Incentive Stock Options (as hereinafter defined), the foregoing shall be subject to any limitations under the Code; and (iii) shares of Common Stock tendered to the Company by a Participant to (A) purchase shares of Common Stock upon the exercise of an Award or (B) satisfy tax withholding obligations (including shares retained from the Award creating the tax obligation) shall not be added back to the number of shares available for the future grant of Awards under the Plan. However, in the case of Incentive Stock Options (as hereinafter defined), the foregoing provisions shall be subject to any limitations under the Code. Shares issued under the Plan may consist in whole or in part of authorized but unissued shares or treasury shares.

(b) Sub-limits. Subject to adjustment under Section 10, the following sub-limits on the number of shares subject to Awards shall apply:

(1) Section 162(m) Per-Participant Limit. The maximum number of shares of Common Stock with respect to which Awards may be granted to any Participant under the Plan shall be 750,000 per calendar year. For purposes of the foregoing limit, the combination of an Option in tandem with an SAR (as each is hereafter defined) shall be treated as a single Award. The per-Participant limit described in this Section 4(b)(1) shall be construed and applied consistently with Section 162(m) of the Code or any successor provision thereto, and the regulations thereunder (“Section 162(m)”).

(c) Limit on Awards other than Options and SARS. The maximum number of shares with respect to which Awards other than Options and SARs may be granted (determined net of any Awards that have returned to the pool of shares available for grant in accordance with Section 4(a)) shall be 50% of the maximum number of shares available for Awards under the Plan as set forth in Section 4(a).

(d) Substitute Awards. In connection with a merger or consolidation of an entity with the Company or the acquisition by the Company of property or stock of an entity, the Board may grant Awards in substitution for any options or other stock or stock-based awards granted by such entity or an affiliate thereof. Substitute Awards may be granted on such terms as the Board deems appropriate in the circumstances, notwithstanding any limitations on Awards contained in the Plan. Substitute Awards shall not count against the overall share limit set forth in Section 4(a), except as may be required by reason of Section 422 and related provisions of the Code.

5. Stock Options

(a) General. The Board may grant options to purchase Common Stock (each, an “Option”) and determine the number of shares of Common Stock to be covered by each Option, the exercise price of each Option and the conditions and limitations applicable to the exercise of each Option, including conditions relating to applicable federal or state securities laws, as it considers necessary or advisable. An Option that is not intended to be an Incentive Stock Option (as hereinafter defined) shall be designated a “Nonstatutory Stock Option.”

(b) Incentive Stock Options. An Option that the Board intends to be an “incentive stock option” as defined in Section 422 of the Code (an “Incentive Stock Option”) shall only be granted to employees of CuraGen Corporation, any of CuraGen Corporation’s present or future parent or subsidiary corporations as defined in Sections 424(e) or (f) of the Code, and any other entities the employees of which are eligible to receive Incentive Stock Options under the Code, and shall be subject to and shall be construed consistently with the requirements of Section 422 of the Code. The Company shall have no liability to a Participant, or any other party, if an Option (or any part thereof) that is intended to be an Incentive Stock Option is not an Incentive Stock Option or for any action taken by the Board, including without limitation the conversion of an Incentive Stock Option to a Nonstatutory Stock Option.

(c) Exercise Price. The Board shall establish the exercise price of each Option and specify such exercise price in the applicable option agreement. The exercise price shall be not less than 100% of the Fair Market Value (as defined below) on the date the Option is granted; provided that if the Board approves the grant of an Option with an exercise price to be determined on a future date, the exercise price shall be not less than 100% of the Fair Market Value on such future date.

(d) Duration of Options. Each Option shall be exercisable at such times and subject to such terms and conditions as the Board may specify in the applicable option agreement, provided, however, that no Option will be granted for a term in excess of 10 years.

(e) Exercise of Option. Options may be exercised by delivery to the Company of a written notice of exercise signed by the proper person or by any other form of notice (including electronic notice) approved by the Board, together with payment in full as specified in Section 5(f) for the number of shares for which the Option is exercised. Shares of Common Stock subject to the Option will be delivered by the Company following exercise either as soon as practicable or, subject to such conditions as the Board shall specify, on a deferred basis (with the Company’s obligation to be evidenced by an instrument providing for future delivery of the deferred shares at the time or times specified by the Board).

(f) Payment Upon Exercise. Common Stock purchased upon the exercise of an Option granted under the Plan shall be paid for as follows:

(1) in cash or by check, payable to the order of the Company;

(2) except as may otherwise be provided in the applicable option agreement, by (i) delivery of an irrevocable and unconditional undertaking by a creditworthy broker to deliver promptly to the Company sufficient funds to pay the exercise price and any required tax withholding or (ii) delivery by the Participant to the Company of a copy of irrevocable and unconditional instructions to a creditworthy broker to deliver promptly to the Company cash or a check sufficient to pay the exercise price and any required tax withholding;

(3) to the extent provided for in the applicable option agreement or approved by the Board, in its sole discretion, by delivery (either by actual delivery or attestation) of shares of Common Stock owned by the Participant valued at their fair market value as determined by (or in a manner approved by) the Board (“Fair Market Value”), provided (i) such method of payment is then permitted under applicable law, (ii) such Common Stock, if acquired directly from the Company, was owned by the Participant for such minimum period of time, if any, as may be established by the Board in its discretion and (iii) such Common Stock is not subject to any repurchase, forfeiture, unfulfilled vesting or other similar requirements;

(4) to the extent permitted by applicable law and provided for in the applicable option agreement or approved by the Board, in its sole discretion, by (i) delivery of a promissory note of the Participant to the Company on terms determined by the Board, or (ii) payment of such other lawful consideration as the Board may determine; or

(5) by any combination of the above permitted forms of payment.

6. Limitation on Repricing. Unless such action is approved by the Company’s stockholders: (i) no outstanding Option granted under the Plan may be amended to provide an exercise price per share that is lower than the then-current exercise price per share of such outstanding Option (other than adjustments pursuant to Section 10) and (ii) the Board may not cancel any outstanding option (whether or not granted under the Plan) and grant in substitution therefore new Awards under the Plan covering the same or a different number of shares of Common Stock and having an exercise price per share lower than the then-current exercise price per share of the cancelled option.

7. Stock Appreciation Rights.

(a) General. The Board may grant Awards consisting of a stock appreciation right (“SAR”) entitling the holder, upon exercise, to receive an amount of Common Stock or cash or a combination thereof (such form to be determined by the Board) determined in whole or in part by reference to appreciation, from and after the date of grant, in the fair market value of a share of Common Stock. The date as of which such appreciation or other measure is determined shall be the exercise date.

(b) Grants. SARs may be granted in tandem with, or independently of, Options granted under the Plan.

(1) Tandem Awards. When SARs are expressly granted in tandem with Options, (i) the SAR will be exercisable only at such time or times, and to the extent, that the related Option is exercisable (except to the extent designated by the Board in connection with a Reorganization Event and will be exercisable in accordance with the procedure required for exercise of the related Option; (ii) the SAR will terminate and no longer be exercisable upon the termination or exercise of the related Option, except to the extent designated by the Board in connection with a Reorganization Event and except that an SAR granted with respect to less than the full number of shares covered by an Option will not be reduced until the number of shares as to which the related Option has been exercised or has terminated exceeds the number of shares not covered by the SAR; (iii) the Option will terminate and no longer be exercisable upon the exercise of the related SAR; and (iv) the SAR will be transferable only with the related Option.

(2) Independent SARs. An SAR not expressly granted in tandem with an Option will become exercisable at such time or times, and on such conditions, as the Board may specify in the SAR Award.

(c) Grant Price. The grant price or exercise price of an SAR shall not be less than 100% of the Fair Market Value per share of Common Stock on the date of grant of the SAR; provided that if the Board approves the grant of an SAR with an exercise price to be determined on a future date, the exercise price shall be not less than 100% of the Fair Market Value on such future date.

(d) Term. The term of an SAR shall not be more than 10 years from the date of grant.

(e) Exercise. SARs may be exercised by delivery to the Company of a written notice of exercise signed by the proper person or by any other form of notice (including electronic notice) approved by the Board, together with any other documents required by the Board.

8. Restricted Stock; Restricted Stock Units.

(a) General. The Board may grant Awards entitling recipients to acquire shares of Common Stock (“Restricted Stock”), subject to the right of the Company to repurchase all or part of such shares at their issue price or other stated or formula price (or to require forfeiture of such shares if issued at no cost) from the recipient in the event that conditions specified by the Board in the applicable Award are not satisfied prior to the end of the applicable restriction period or periods established by the Board for such Award. Instead of granting Awards for Restricted Stock, the Board may grant Awards entitling the recipient to receive shares of Common Stock to be delivered at the time such shares of Common Stock vest (“Restricted Stock Units”) (Restricted Stock and Restricted Stock Units are each referred to herein as a “Restricted Stock Award”).

(b) Terms and Conditions. The Board shall determine the terms and conditions of a Restricted Stock Award, including the conditions for vesting and repurchase (or forfeiture) and the issue price, if any.

(c) Additional Provisions Relating to Restricted Stock.

(1) Dividends. Participants holding shares of Restricted Stock will be entitled to all ordinary cash dividends paid with respect to such shares, unless otherwise provided by the Board. If any such dividends or distributions are paid in shares, or consist of a dividend or distribution to holders of Common Stock other than an ordinary cash dividend, the shares, cash or other property will be subject to the same restrictions on transferability and forfeitability as the shares of Restricted Stock with respect to which they were paid. Each dividend payment will be made no later than the end of the calendar year in which the dividends are paid to shareholders of that class of stock or, if later, the 15th day of the third month following the date the dividends are paid to shareholders of that class of stock.

(2) Stock Certificates. The Company may require that any stock certificates issued in respect of shares of Restricted Stock shall be deposited in escrow by the Participant, together with a stock power endorsed in blank, with the Company (or its designee). At the expiration of the applicable restriction periods, the Company (or such designee) shall deliver the certificates no longer subject to such restrictions to the Participant or if the Participant has died, to the beneficiary designated, in a manner determined by the Board, by a Participant to receive amounts due or exercise rights of the Participant in the event of the Participant’s death (the “Designated Beneficiary”). In the absence of an effective designation by a Participant, “Designated Beneficiary” shall mean the Participant’s estate.

(d) Additional Provisions Relating to Restricted Stock Units.

(1) Settlement. Upon the vesting of and/or lapsing of any other restrictions (i.e., settlement) with respect to each Restricted Stock Unit, the Participant shall be entitled to receive from the Company one share of Common Stock or an amount of cash equal to the Fair Market Value of one share of Common Stock, as provided in the applicable Award agreement. The Board may, in its discretion, provide that settlement of Restricted Stock Units shall be deferred, on a mandatory basis or at the election of the Participant.

(2) Voting Rights. A Participant shall have no voting rights with respect to any Restricted Stock Units.

(3) Dividend Equivalents. To the extent provided by the Board, in its sole discretion, a grant of Restricted Stock Units may provide Participants with the right to receive an amount equal to any dividends or other distributions declared and paid on an equal number of outstanding shares of Common Stock (“Dividend Equivalents”). Dividend Equivalents may be paid currently or credited to an account for the Participants, may be settled in cash and/or shares of Common Stock and may be subject to the same restrictions on transfer and forfeitability as the Restricted Stock Units with respect to which paid, as determined by the Board in its sole discretion, subject in each case to such terms and conditions as the Board shall establish, in each case to be set forth in the applicable Award agreement.

9. Other Stock-Based Awards.

Other Awards of shares of Common Stock, and other Awards that are valued in whole or in part by reference to, or are otherwise based on, shares of Common Stock or other property, may be granted hereunder to Participants (“Other Stock-Based-Awards”), including without limitation Awards entitling recipients to receive shares of Common Stock to be delivered in the future. Such Other Stock-Based Awards shall also be available as a form of payment in the settlement of other Awards granted under the Plan or as payment in lieu of compensation to which a Participant is otherwise entitled. Other Stock-Based Awards may be paid in shares of Common Stock or cash, as the Board shall determine. Subject to the provisions of the Plan, the Board shall determine the terms and conditions of each Other Stock-Based Award, including any purchase price applicable thereto.

10. Adjustments for Changes in Common Stock and Certain Other Events.

(a) Changes in Capitalization. In the event of any stock split, reverse stock split, stock dividend, recapitalization, combination of shares, reclassification of shares, spin-off or other similar change in capitalization or event, or any dividend or distribution to holders of Common Stock other than an ordinary cash dividend, (i) the number and class of securities available under this Plan, (ii) the sub-limits set forth in Section 4(b), (iii) the number and class of securities and exercise price per share of each outstanding Option, (iv) the share- and per-share provisions and the exercise price of each SAR, (v) the number of shares subject to and the repurchase price per share subject to each outstanding Restricted Stock Award and (vi) the share- and per-share-related provisions and the purchase price, if any, of each outstanding Other Stock-Based Award, shall be equitably adjusted by the Company (or substituted Awards may be made, if applicable) in the manner determined by the Board. Without limiting the generality of the foregoing, in the event the Company effects a split of the Common Stock by means of a stock dividend and the exercise price of and the number of shares subject to an outstanding Option are adjusted as of the date of the distribution of the dividend (rather than as of the record date for such dividend), then an optionee who exercises an Option between the record date and the distribution date for such stock dividend shall be entitled to receive, on the distribution date, the stock dividend with respect to the shares of Common Stock acquired upon such Option exercise, notwithstanding the fact that such shares were not outstanding as of the close of business on the record date for such stock dividend.

(b) Reorganization Events.

(1) Definition. A “Reorganization Event” shall mean: (a) any merger or consolidation of the Company with or into another entity as a result of which all of the Common Stock of the Company is converted into or exchanged for the right to receive cash, securities or other property or is cancelled, (b) any exchange of all of the Common Stock of the Company for cash, securities or other property pursuant to a share exchange transaction or (c) any liquidation or dissolution of the Company.

(2) Consequences of a Reorganization Event on Awards Other than Restricted Stock Awards. In connection with a Reorganization Event, the Board may take any one or more of the following actions as to all or any (or any portion of) outstanding Awards other than Restricted Stock Awards on such terms as the Board determines: (i) provide that Awards shall be assumed, or substantially equivalent Awards shall be substituted, by the acquiring or succeeding corporation (or an affiliate thereof), (ii) upon written notice to a Participant, provide that the Participant’s unexercised Options or other unexercised Awards will terminate immediately prior to the consummation of such Reorganization Event unless exercised by the Participant within a specified period following the date of such notice, (iii) provide that outstanding Awards shall become exercisable, realizable, or deliverable, or restrictions applicable to an Award shall lapse, in whole or in part prior to or upon such Reorganization Event, (iv) in the event of a Reorganization Event under the terms of which holders of Common Stock will receive upon consummation thereof a cash payment for each share surrendered in the Reorganization Event (the “Acquisition Price”), make or provide for a cash payment to a Participant equal to the excess, if any, of (A) the Acquisition Price times the number of shares of Common Stock subject to the Participant’s Options or other Awards (to the extent the exercise price does not exceed the Acquisition Price) over (B) the aggregate exercise price of all such outstanding Options or other Awards and any applicable tax withholdings, in exchange for the termination of such Options or other Awards, (v) provide that, in connection with a liquidation or dissolution of the Company, Awards shall convert into the right to receive liquidation proceeds (if applicable, net of the exercise price thereof and any applicable tax withholdings) and (vi) any combination of the foregoing. In taking any of the actions permitted under this Section 10(b), the Board shall not be obligated by the Plan to treat all Awards, or all Awards of the same type, identically.

For purposes of clause (i) above, an Option shall be considered assumed if, following consummation of the Reorganization Event, the Option confers the right to purchase, for each share of Common Stock subject to the Option immediately prior to the consummation of the Reorganization Event, the consideration (whether cash, securities or other property) received as a result of the Reorganization Event by holders of Common Stock for each share of Common Stock held immediately prior to the consummation of the Reorganization

Event (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding shares of Common Stock); provided, however, that if the consideration received as a result of the Reorganization Event is not solely common stock of the acquiring or succeeding corporation (or an affiliate thereof), the Company may, with the consent of the acquiring or succeeding corporation, provide for the consideration to be received upon the exercise of Options to consist solely of common stock of the acquiring or succeeding corporation (or an affiliate thereof) equivalent in value (as determined by the Board) to the per share consideration received by holders of outstanding shares of Common Stock as a result of the Reorganization Event.

(3) Consequences of a Reorganization Event on Restricted Stock Awards. Upon the occurrence of a Reorganization Event other than a liquidation or dissolution of the Company, the repurchase and other rights of the Company under each outstanding Restricted Stock Award shall inure to the benefit of the Company’s successor and shall, unless the Board determines otherwise, apply to the cash, securities or other property which the Common Stock was converted into or exchanged for pursuant to such Reorganization Event in the same manner and to the same extent as they applied to the Common Stock subject to such Restricted Stock Award. Upon the occurrence of a Reorganization Event involving the liquidation or dissolution of the Company, except to the extent specifically provided to the contrary in the instrument evidencing any Restricted Stock Award or any other agreement between a Participant and the Company, all restrictions and conditions on all Restricted Stock Awards then outstanding shall automatically be deemed terminated or satisfied.

11. General Provisions Applicable to Awards

(a) Transferability of Awards. Awards shall not be sold, assigned, transferred, pledged or otherwise encumbered by the person to whom they are granted, either voluntarily or by operation of law, except by will or the laws of descent and distribution or, other than in the case of an Incentive Stock Option, pursuant to a qualified domestic relations order, and, during the life of the Participant, shall be exercisable only by the Participant; provided, however, that the Board may permit or provide in an Award for the gratuitous transfer of the Award by the Participant to or for the benefit of any immediate family member, family trust or other entity established for the benefit of the Participant and/or an immediate family member thereof if, with respect to such proposed transferee, the Company would be eligible to use a Form S-8 for the registration of the sale of the Common Stock subject to such Award under the Securities Act of 1933, as amended; provided, further, that the Company shall not be required to recognize any such transfer until such time as the Participant and such permitted transferee shall, as a condition to such transfer, deliver to the Company a written instrument in form and substance satisfactory to the Company confirming that such transferee shall be bound by all of the terms and conditions of the Award. References to a Participant, to the extent relevant in the context, shall include references to authorized transferees.

(b) Documentation. Each Award shall be evidenced in such form (written, electronic or otherwise) as the Board shall determine. Each Award may contain terms and conditions in addition to those set forth in the Plan.

(c) Board Discretion. Except as otherwise provided by the Plan, each Award may be made alone or in addition or in relation to any other Award. The terms of each Award need not be identical, and the Board need not treat Participants uniformly.

(d) Termination of Status. The Board shall determine the effect on an Award of the disability, death, termination of employment, authorized leave of absence or other change in the employment or other status of a Participant and the extent to which, and the period during which, the Participant, or the Participant’s legal representative, conservator, guardian or Designated Beneficiary, may exercise rights under the Award.

(e) Withholding. The Participant must satisfy all applicable federal, state, and local or other income and employment tax withholding obligations before the Company will deliver stock certificates or otherwise recognize ownership of Common Stock under an Award. The Company may decide to satisfy the withholding obligations through additional withholding on salary or wages. If the Company elects not to or cannot withhold from other compensation, the Participant must pay the Company the full amount, if any, required for withholding or have a broker tender to the Company cash equal to the withholding obligations. Payment of withholding obligations is due before the Company will issue any shares on exercise or release from forfeiture of an Award or, if the Company so requires, at the same time as is payment of the exercise price unless the Company determines otherwise. If provided for in an Award or approved by the Board in its sole discretion, a Participant may satisfy such tax obligations in whole or in part by delivery of shares of Common Stock, including shares retained from the Award creating the tax obligation, valued at their Fair Market Value; provided, however, except as otherwise provided by the Board, that the total tax withholding where stock is being used to satisfy such tax obligations cannot exceed the Company’s minimum statutory withholding obligations (based on minimum statutory withholding rates for federal and state tax purposes, including payroll taxes, that are applicable to such supplemental taxable income). Shares surrendered to satisfy tax withholding requirements cannot be subject to any repurchase, forfeiture, unfulfilled vesting or other similar requirements.

(f) Amendment of Award. Except as otherwise provided in Section 11(i) with respect to Performance Awards, the Board may amend, modify or terminate any outstanding Award, including but not limited to, substituting therefor another Award of the same or a different type, changing the date of exercise or realization, and converting an Incentive Stock Option to a Nonstatutory Stock Option, provided that the Participant’s consent to such action shall be required unless (i) the Board determines that the action, taking into account any related action, would not materially and adversely affect the Participant’s rights under the Plan or (ii) the change is permitted under Section 11 hereof.

(g) Conditions on Delivery of Stock. The Company will not be obligated to deliver any shares of Common Stock pursuant to the Plan or to remove restrictions from shares previously delivered under the Plan until (i) all conditions of the Award have been met or removed to the satisfaction of the Company, (ii) in the opinion of the Company’s counsel, all other legal matters in connection with the issuance and delivery of such shares have been satisfied, including any applicable securities laws and any applicable stock exchange or stock market rules and regulations, and (iii) the Participant has executed and delivered to the Company such representations or agreements as the Company may consider appropriate to satisfy the requirements of any applicable laws, rules or regulations.

(h) Acceleration. Except as otherwise provided in Section 11(i), the Board may at any time provide that any Award shall become immediately exercisable in full or in part, free of some or all restrictions or conditions, or otherwise realizable in full or in part, as the case may be.

(i) Performance Awards.

(1) Grants. Restricted Stock Awards and Other Stock-Based Awards under the Plan may be made subject to the achievement of performance goals pursuant to this Section 11(i) (“Performance Awards”), subject to the limit in Section 4(b)(1) on shares covered by such grants. Performance Awards can also provide for cash payments of up to $1,000,000 per calendar year per individual.

(2) Committee. Grants of Performance Awards to any Covered Employee intended to qualify as “performance-based compensation” under Section 162(m) (“Performance-Based Compensation”) shall be made only by a Committee (or subcommittee of a Committee) comprised solely of two or more directors eligible to serve on a committee making Awards qualifying as “performance-based compensation” under Section 162(m). In the case of such Awards granted to Covered Employees, references to the Board or to a Committee shall be deemed to be references to such Committee or subcommittee. “Covered Employee” shall mean any person who is a “covered employee” under Section 162(m)(3) of the Code.

(3) Performance Measures. For any Award that is intended to qualify as Performance-Based Compensation, the Committee shall specify that the degree of granting, vesting and/or payout shall be subject to the achievement of one or more objective performance measures established by the Committee, which shall be based on the relative or absolute attainment of specified levels of one or any combination of the following: (a) net income, (b) earnings before or after discontinued operations, interest, taxes, depreciation and/or amortization, (c) operating profit before or after discontinued operations and/or taxes, (d) sales, (e) sales growth, (f) earnings growth, (g) cash flow or cash position, (h) gross margins, (i) stock price, (j) market share, (k) return on sales, assets, equity or investment, (l) improvement of financial ratings, (m) achievement of balance sheet or income statement objectives, (n) total shareholder return, and may be absolute in their terms or measured against or in relationship to other companies comparably, similarly or otherwise situated, or (o) outcome of clinical trials. Such performance measures may be adjusted to exclude any one or more of (i) extraordinary items, (ii) gains or losses on the dispositions of discontinued operations, (iii) the cumulative effects of changes in accounting principles, (iv) the writedown of any asset, and (v) charges for restructuring and rationalization programs. Such performance measures: (i) may vary by Participant and may be different for different Awards; (ii) may be particular to a Participant or the department, branch, line of business, subsidiary or other unit in which the Participant works and may cover such period as may be specified by the Committee; and (iii) shall be set by the Committee within the time period prescribed by, and shall otherwise comply with the requirements of, Section 162(m). Awards that are not intended to qualify as Performance-Based Compensation may be based on these or such other performance measures as the Board may determine.

(4) Adjustments. Notwithstanding any provision of the Plan, with respect to any Performance Award that is intended to qualify as Performance-Based Compensation, the Committee may adjust downwards, but not upwards, the cash or number of Shares payable pursuant to such Award, and the Committee may not waive the achievement of the applicable performance measures except in the case of the death or disability of the Participant or a change in control of the Company.

(5) Other. The Committee shall have the power to impose such other restrictions on Performance Awards as it may deem necessary or appropriate to ensure that such Awards satisfy all requirements for Performance-Based Compensation.

12. Miscellaneous

(a) No Right To Employment or Other Status. No person shall have any claim or right to be granted an Award, and the grant of an Award shall not be construed as giving a Participant the right to continued employment or any other relationship with the Company. The Company expressly reserves the right at any time to dismiss or otherwise terminate its relationship with a Participant free from any liability or claim under the Plan, except as expressly provided in the applicable Award.

(b) No Rights As Stockholder. Subject to the provisions of the applicable Award, no Participant or Designated Beneficiary shall have any rights as a stockholder with respect to any shares of Common Stock to be distributed with respect to an Award until becoming the record holder of such shares.

(c) Effective Date and Term of Plan. The Plan shall become effective on the date the Plan is approved by the Company's stockholders (the “Effective Date”). No Awards shall be granted under the Plan after the expiration of 10 years from the Effective Date, but Awards previously granted may extend beyond that date.

(d) Amendment of Plan. The Board may amend, suspend or terminate the Plan or any portion thereof at any time provided that (i) to the extent required by Section 162(m), no Award granted to a Participant that is intended to comply with Section 162(m) after the date of such amendment shall become exercisable, realizable or vested, as applicable to such Award, unless and until such amendment shall have been approved by the Company’s stockholders if required by Section 162(m) (including the vote required under Section 162(m)); (ii) no amendment that would require stockholder approval under the rules of the NASDAQ Stock Market (“NASDAQ”) may be made effective unless and until such amendment shall have been approved by the Company’s stockholders; and (iii) if the NASDAQ amends its corporate governance rules so that such rules no longer require stockholder approval of material amendments to equity compensation plans, then, from and after the effective date of such amendment to the NASDAQ rules, no amendment to the Plan (A) materially increasing the number of shares authorized under the Plan (other than pursuant to Section 4(c) or 10), (B) expanding the types of Awards that may be granted under the Plan, or (C) materially expanding the class of participants eligible to participate in the Plan shall be effective unless stockholder approval is obtained. In addition, if at any time the approval of the Company’s stockholders is required as to any other modification or amendment under Section 422 of the Code or any successor provision with respect to Incentive Stock Options, the Board may not effect such modification or amendment without such approval. Unless otherwise specified in the amendment, any amendment to the Plan adopted in accordance with this Section 12(d) shall apply to, and be binding on the holders of, all Awards outstanding under the Plan at the time the amendment is adopted, provided the Board determines that such amendment does not materially and adversely affect the rights of Participants under the Plan. No Award shall be made that is conditioned upon stockholder approval of any amendment to the Plan.

(e) Provisions for Foreign Participants. The Board may modify Awards or Options granted to Participants who are foreign nationals or employed outside the United States or establish subplans or procedures under the Plan to recognize differences in laws, rules, regulations or customs of such foreign jurisdictions with respect to tax, securities, currency, employee benefit or other matters.

(f) Compliance with Code Section 409A. No Award shall provide for deferral of compensation that does not comply with Section 409A of the Code, unless the Board, at the time of grant, specifically provides that the Award is not intended to comply with Section 409A of the Code. The Company shall have no liability to a Participant, or any other party, if an Award that is intended to be exempt from, or compliant with, Section 409A is not so exempt or compliant or for any action taken by the Board.

(g) Governing Law. The provisions of the Plan and all Awards made hereunder shall be governed by and interpreted in accordance with the laws of the State of Delaware, excluding choice-of-law principles of the law of such state that would require the application of the laws of a jurisdiction other than such state.

DIRECTIONS TO PRINCIPAL OFFICES

322 East Main Street

Branford, Connecticut 06405

Telephone: (203) 481-1104

Facsimile: (203) 315-3300

From I-95 South:

Take Exit # 55 (Branford) –take a right at the end of the ramp onto Route 1 (East Main Street). Follow Route 1 through two traffic lights and at the third traffic light make a right into the driveway and drive around the Motel 6 to CuraGen’s front entrance.

From I-95 North:

Take Exit # 55 (Branford) – take a left at the end of the ramp onto Route 1 (East Main Street). Follow Route 1 through one traffic light and at the second traffic light make a right into the driveway and drive around the Motel 6 to CuraGen’s front entrance.

CURAGEN CORPORATION

2008 ANNUAL MEETING OF STOCKHOLDERS

THIS PROXY IS BEING SOLICITED BY THE BOARD OF DIRECTORS OF CURAGEN CORPORATION

The undersigned, revoking any previous proxies relating to these shares, hereby acknowledges receipt of the Notice and Proxy Statement dated April 18, 2008, in connection with the Annual Meeting to be held at 10:00 a.m., local time, on Wednesday, May 21, 2008 at the principal offices of CuraGen Corporation, located at 322 East Main Street, Branford, Connecticut 06405, and hereby appoints Timothy M. Shannon, M.D. and Sean A. Cassidy, and each of them (with full power to act alone), the attorneys and proxies of the undersigned, with power of substitution to each, to vote all shares of the common stock of CuraGen Corporation registered in the name provided herein which the undersigned is entitled to vote at the 2008 Annual Meeting of Stockholders, and at any adjournments thereof, with all the powers the undersigned would have if personally present. Without limiting the general authorization hereby given, said proxies are, and each of them is, instructed to vote or act as follows on the proposals set forth in the Proxy.

This Proxy when executed will be voted in the manner directed herein. If no direction is made, this Proxy will be voted FOR the election of all Directors and FOR Proposal 2.

In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the meeting or any adjournments thereof.

SEE REVERSE SIDE FOR PROPOSALS. If you wish to vote in accordance with the Board of Directors’ recommendations, just sign on the reverse side. You need not mark any boxes.

(SEE REVERSE SIDE)

☒ Please mark votes as in this example.

The Board of Directors recommends a vote FOR Proposal 1 and FOR Proposal 2.

1. Election of Class I Directors.

To elect John H. Forsgren, James J. Noble, and

Robert E. Patricelli as Class I Directors of

the Company, to serve until the 2011 Annual

meeting of Stockholders or until their successors

are duly elected and qualified.

FOR ☐ WITHHELD ☐

Instructions: to withhold authority to vote for any individual nominee,

write that nominee’s name in the space below:

For all nominees except as noted above

2. Approval of an amendment to the 2007 Stock Incentive Plan to increase the maximum aggregate number of shares of the Company’s common stock available for issuance thereunder from 3,000,000 shares to 6,000,000 shares.

☐ FOR	☐ AGAINST	☐ ABSTAIN

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Signature:	Date

Signature:	Date